UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

Floor & Decor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
March 19, 2024
Dear Stockholder,
You are cordially invited to attend the Annual Meeting of Stockholders of Floor & Decor Holdings, Inc. (the “Company”) to be held on Wednesday, May 8, 2024 at 11:00 A.M. Eastern Time. The Annual Meeting will be held by remote communication in a virtual format at: http://web.lumiagm.com/271307858. To be admitted to the Annual Meeting at http://web.lumiagm.com/271307858, you must log in using the meeting password and the 11-digit control number that can be found on the proxy card, voting instruction form or notice of internet availability you received previously. If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee reflecting your Company holdings, along with your name and email address, to Equiniti Trust Company, LLC: (1) by email to Equiniti Trust Company at proxy@Equiniti.com; (2) by facsimile to (718) 765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 55 Challenger Rd, Ridgefield Park, NJ 07660. Please reference “Floor & Decor 2024 Annual Meeting May 8, 2024” in the subject line. Obtaining a “legal proxy” may take several days and stockholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. Eastern Time, on May 1, 2024. You will receive a confirmation email from Equiniti Trust Company, LLC of your registration.
During the Annual Meeting, if you were a stockholder of record as of the record date, you will be able to vote by following the instructions on the virtual meeting website at http://web.lumiagm.com/271307858. If you hold shares of the Company’s common stock in “street name” through a broker, bank or other institution or nominee, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares.
The agenda for the Annual Meeting includes:
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the election of eleven directors for a one-year term expiring in 2025 (Proposal 1);

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the ratification of Ernst & Young LLP as independent auditors for our 2024 fiscal year (Proposal 2);

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an advisory vote to approve the compensation paid to our named executive officers for the fiscal year ended December 28, 2023 (commonly known as a “say-on-pay” proposal) (Proposal 3); and

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an advisory vote on the frequency of advisory votes on executive compensation (commonly known as a “say-on-frequency proposal”) (Proposal 4).

The Company’s Board of Directors recommends a vote FOR the election of the eleven directors or director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval, on an advisory basis, of compensation paid to our named executive officers for the fiscal year ended December 28, 2023 and to recommend holding the say-on-pay vote ONCE A YEAR.
Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the Internet or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. On behalf of the Company, I would like to express our appreciation for your ongoing interest in Floor & Decor Holdings, Inc.
Very truly yours,
Thomas V. Taylor
Chief Executive Officer

FLOOR & DECOR HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2024
TIME
11:00 A.M. Eastern Time on Wednesday, May 8, 2024
PLACE
http://web.lumiagm.com/271307858
ITEMS OF BUSINESS
(1)
To elect eleven directors for a one-year term expiring at the 2025 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2)
To ratify the appointment of Ernst & Young LLP as independent auditors for our 2024 fiscal year (Proposal 2).

(3)
To approve, by non-binding vote, the compensation paid to our named executive officers for the fiscal year ended December 28, 2023, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4)
To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal) (Proposal 4).

(5)
To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE
You are entitled to vote only if you were a stockholder of record at the close of business on March 13, 2024.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to transmit your voting instructions online at www.voteproxy.com, or to complete and return a proxy card (no postage is required).
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 8, 2024: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and authorize their respective proxy votes online. This proxy statement, our 2023 Annual Report on Form 10-K and the proxy card are available at www.voteproxy.com. You will need your notice of internet availability or proxy card to access these proxy materials.
March 19, 2024
David V. Christopherson
Executive Vice President, Chief Administrative Officer & Chief Legal Officer

i

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY SUMMARY
We are providing these materials in connection with the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”). This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
TIME	11:00 A.M. Eastern Time on Wednesday, May 8, 2024
PLACE	http://web.lumiagm.com/271307858
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 13, 2024.
Agenda and Voting Recommendations
	Proposal	Board Recommendation	See Page
(1)	To elect eleven directors for a one-year term expiring at the 2025 Annual Meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.	FOR each Nominee	7
(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for our 2024 fiscal year.	FOR	21
(3)	To approve, by non-binding vote, the compensation paid to our named executive officers for the fiscal year ended December 28, 2023, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal).	FOR	56
(4)	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal).	1 year	57
(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.		62
Board of Director Nominees
The following table provides summary information about each director nominee. Each director nominee is standing for election for a one-year term or until his or her successor is duly elected and qualified. All of the director nominees are current directors.

Name	Age	Director Since	Principal Occupation	Committees
Norman Axelrod	71	November 2010	Former CEO, Linens ‘n Things	Compensation Committee
William Giles	64	April 2021	Former CFO, AutoZone	Audit Committee
Dwight James	50	September 2021	Senior Vice President, Delta Air Lines, Inc.	Nominating and Corporate Governance Committee
Melissa Kersey	49	May 2023	EVP & CHRO, Tractor Supply Company	Compensation Committee
Ryan Marshall	49	January 2021	CEO, PulteGroup, Inc.	Audit Committee
Peter Starrett	76	November 2010	Former President, Warner Bros. Studio Stores Worldwide	Compensation Committee
Richard Sullivan	67	April 2017	CEO, PGA TOUR Superstore	Audit Committee
Thomas Taylor	58	December 2012	CEO of Floor & Decor Holdings, Inc.	None
Felicia Thornton	60	April 2017	Former Interim CEO, 99 Cents Only Stores LLC	Nominating and Corporate Governance Committee
George Vincent West	69	2000	Founder, Floor & Decor	None
Charles Young	55	January 2021	President and Chief Operating Officer of Invitation Homes Inc.	Nominating and Corporate Governance Committee

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY STATEMENT
The Board of Directors (the “Board”) of Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on May 8, 2024, beginning at 11:00 A.M. Eastern Time, to be held by remote communication in a virtual format at: http://web.lumiagm.com/271307858, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and authorize their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.voteproxy.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
The approximate date that this proxy statement, the proxy card, and our 2023 Annual Report on Form 10-K (the “Annual Report”) are first being sent or given to our stockholders is March 19, 2024. The information regarding stock ownership and other matters in this proxy statement is as of March 13, 2024 (the “Record Date”), unless otherwise indicated.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
What may I vote on?
You may vote on the following proposals:
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the election of eleven directors for a one-year term expiring at the 2025 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (“Proposal 1”);

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the ratification of the appointment of Ernst & Young LLP (“EY”) as independent auditors for our 2024 fiscal year (“Proposal 2”);

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the approval, by non-binding vote, of the compensation paid to our named executive officers (“NEOs”) for the fiscal year ended December 28, 2023 as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”); and

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the recommendation, by non-binding vote, of the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal) (“Proposal 4”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ELEVEN DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF EY AS THE INDEPENDENT AUDITORS, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 28, 2023 (“SAY-ON-PAY”), AND RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR (“SAY-ON-FREQUENCY”).

Who may vote?
Stockholders of record of our common stock, par value $0.001 per share (“common stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 107,010,712 shares of common stock were outstanding.
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.
Stockholders of Record
If your common stock is registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may authorize your proxy in any of the following two ways:
Internet.   Go to www.voteproxy.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
Mail.   Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 55 Challenger Rd, Ridgefield Park, NJ 07660.
Authorizing your proxy by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 P.M. Eastern Time, on May 7, 2024.
Beneficial Owners
Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name”, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of EY as independent auditors for our 2024 fiscal year), but not with respect to Proposal 1 (the election of eleven directors), Proposal 3 (the say-on-pay proposal), and Proposal 4 (the say-on-frequency proposal) as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•
sending a letter to us stating that your proxy is revoked;

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signing a new proxy and sending it to us; or

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attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority in voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are not counted as votes cast either “FOR” or “AGAINST” a given proposal, but are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
The following table sets forth the voting requirements with respect to each of the proposals at the Annual Meeting:
	Proposal	Vote Required
1	The election of eleven directors	A “FOR” vote by a majority of votes cast
2	The ratification of EY as independent auditors for our 2024 fiscal year	A “FOR” vote by a majority of votes cast
3	The Say-On-Pay Proposal	A “FOR” vote by a majority of votes cast
4	The Say-On-Frequency Proposal	A “FOR” vote by a majority of votes cast
A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”
How can I submit questions relating to the Annual Meeting?
Stockholders may submit questions relating to Annual Meeting matters by sending an email our Investor Relations department at InvestorRelations@flooranddecor.com with “2024 Annual Meeting” in the subject line. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding other matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.
How can I access the list of stockholders of record entitled to vote at the Annual Meeting?
Access to the list of stockholders of record entitled to vote at the Annual Meeting for any purpose germane to the meeting will be available for ten days ending on May 7, 2024, the day before the meeting, by emailing InvestorRelations@flooranddecor.com with “Annual Meeting Stockholder List” in the subject line. Stockholders submitting any such request must include their control number.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting.
What is an abstention?
An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST.”
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
The election of directors (Proposal 1), the say-on-pay proposal (Proposal 3) and the say-on-frequency proposal (Proposal 4) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.
Broker non-votes will have no effect on the election of directors (Proposal 1), the say-on-pay proposal (Proposal 3) or the say-on-frequency proposal (Proposal 4).
The ratification of the appointment of EY as our independent auditors for the fiscal year ending December 26, 2024 (Proposal 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of November 21, 2023, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact: Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: David V. Christopherson, Telephone: (404) 471-1634.

ELECTION OF ELEVEN DIRECTORS (PROPOSAL 1)
Board Structure and the Nominees
The Board is currently comprised of eleven directors, Norman Axelrod, William Giles, Dwight James, Melissa Kersey, Ryan Marshall, Peter Starrett, Richard Sullivan, Thomas Taylor, Felicia Thornton, George Vincent West and Charles Young (the “Directors”).
Our Board was previously classified. Pursuant to an amendment to our Charter approved at our 2021 annual meeting of stockholders, beginning with this Annual Meeting, all of our directors will be subject to annual election and shall continue to hold office until their respective successors have been duly elected and qualified or until their earlier resignation or removal.
Upon the expiration of the term of a director, the nominating and corporate governance committee of the Board (the “Nominating Committee”) will recommend to the Board for its approval a director nominee to be nominated for election for a one-year term at the annual meeting of stockholders in the year in which the term of such of director expires. Until the Board is completely declassified, any director appointed to the Board to fill a vacancy will hold office for the remaining term of his or her predecessor; thereafter, any director so appointed will hold office until the next annual meeting of stockholders.
Our directors have a balance of tenure and age, which provides our Board with an effective mix of experience and perspective, as shown in the chart and biographies below:
The terms of all Directors will expire at the Annual Meeting. In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each Director (in such capacity, a “Nominee”) for reelection as a director, each for a one-year term expiring at our 2025 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.
Director Resignation Policy
In accordance with our Corporate Governance Guidelines, in an uncontested election of directors, any Nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the chairman of the Board for consideration by the Nominating Committee. As used herein, an “uncontested election of directors” is an election in which the number of Nominees is not greater than the number of Board seats open for election. The Nominating Committee will then review the director’s continuation on the Board and recommend to the Board whether the Board should accept such tendered resignation. The Board, giving due consideration to the best interests of the Company and our stockholders, will then evaluate the relevant facts and circumstances in connection with such director’s resignation, and make a decision, within 90 days following the certification of the stockholder vote, on whether to accept the tendered resignation. The Board will then promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.
Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board as well as an overview of our Board’s diversity in demographic makeup. Our Board collectively leverages the diverse backgrounds of our directors and their strengths and experiences in many areas including those described below.
Board Skills & Experience and Demographic Matrix
The table below summarizes the specific qualifications, attributes, skills and experience of each director or director nominee that led our board of directors to conclude that the nominee is qualified to serve on our board of directors. While each director or nominee is generally knowledgeable in each of these areas, an “X” in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the individual brings to our board. The lack of an “X” for a particular item does not mean that the individual does not possess the qualification, attribute, skill or experience.
Skills & Experience	Norman Axelrod	William Giles	Dwight James	Melissa Kersey	Ryan Marshall	Richard Sullivan	Peter M. Starrett	Thomas Taylor	Felicia Thornton	George Vincent West	Charles Young
Audit & Financial Expertise		X	X		X	X	X		X	X
Corporate Strategy & Business Development	X	X	X	X	X	X	X	X	X	X	X
Corporate Governance			X	X	X		X		X		X
Ethics/Social Responsibility Oversight		X		X	X				X
Consumer Goods	X	X	X	X		X	X	X	X	X
Retail Chains	X	X	X	X		X	X	X	X	X
CEO	X		X		X	X	X	X	X	X
Mergers & Acquisitions		X	X		X				X		X
Risk Oversight		X			X				X
Company Founder										X
Real Estate	X	X			X		X	X	X	X	X
Home Improvement			X			X		X		X
High Growth	X		X	X		X	X	X		X	X
Digital/Omni-Channel		X	X			X	X		X
Human Capital/Compensation Oversight	X		X	X	X	X	X	X	X	X	X
International		X	X	X			X	X	X
Commercial or B-to-B		X			X			X	X	X	X
Years on Board	13	3	3	1	3	7	13	11	7	24	3
Demographic Background
Gender
Male	X	X	X		X	X	X	X		X	X
Female				X					X
Age	71	64	50	49	49	67	76	58	60	69	55
Race/Ethnicity
African American/Black			X								X
Asian, Hawaiian, or Pacific Islander
White/Caucasian	X	X		X	X	X	X	X		X

Skills & Experience	Norman Axelrod	William Giles	Dwight James	Melissa Kersey	Ryan Marshall	Richard Sullivan	Peter M. Starrett	Thomas Taylor	Felicia Thornton	George Vincent West	Charles Young
Hispanic/Latino									X
Number of Public Boards	2	2	2	1	2	1	2	2	2	1	1
The Nominees
Norman H. Axelrod, 71, has served as our Chairman since December 2011 and as a member of our Board since November 2010. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod also serves on the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer, The Neiman Marcus Group LLC, a luxury retailer, and 99 Cents Only Stores LLC, a deep-discount retailer. Mr. Axelrod served on the board of directors of the parent entity of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, until 2019. Mr. Axelrod was also appointed Chairman of the board of directors of 99 Cents Only Stores LLC in February 2018 and has previously served as the Chairman of the boards of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the boards of directors of Jaclyn, Inc., a handbags and apparel company, Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain entities related to Ares Management Corporation. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University. Mr. Axelrod’s vast experience, including as a CEO and a member of the board of other retailers, led to the conclusion that he should serve as a member of our Board.
William T. Giles, 64, has served as a member of our Board since April 2021. Mr. Giles served as Chief Financial Officer and Executive Vice President — Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc. (“AutoZone”) from 2007 to 2020. Mr. Giles joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President Finance. From 1991 to May 2006, Mr. Giles held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, Mr. Giles was with Melville, Inc. and PricewaterhouseCoopers. Mr. Giles currently serves on the board of directors for Brinker International, Constellation Brands and Autism Speaks. Mr. Giles is also a member of the Alfred University Board of Trustees. Mr. Giles received a Bachelor of Science in Accounting and Management from Alfred University. Mr. Giles’ demonstrated financial proficiency and business leadership in the retail products industry, his skills as chief financial officer of a public company and his ability to provide the Board unique insights into the strategic, governance and financial issues facing public companies in the retail industry led to the conclusion that he should serve as a member of our Board.
Dwight James, 50, has served as a member of our Board since September 2021. Mr. James is a Senior Vice President at Delta Air Lines, responsible for the company’s Customer Engagement & Loyalty and serves as the CEO of Delta Vacations, a wholly owned global subsidiary of Delta. Since 2009, he has held several senior executive roles at Delta, which included leading pricing and revenue management, where he led the development and execution of the company’s global revenue generating strategies. Mr. James also led Delta’s international franchise where he was responsible for the company’s international revenue and profit performance. He also served as the company’s Chief Economist and lead Revenue Forecaster after beginning his career at Delta as an executive in the Corporate Strategy group. From August 2002 to September 2007, Mr. James held executive roles with The Home Depot in Strategy & Business Development and within the At Home Services division. From 1997 to 2002, Mr. James was a management consultant with Deloitte Consulting in the Mergers & Acquisitions and Corporate Restructuring practices. Mr. James serves on the Advisory Board Council of Cool Girls, Inc., and in addition to his community work, he is on the Executive Committee of the Diversity, Equity & Inclusion Council at Delta. Mr. James also serves on the Board of Directors of Wheels Up. Mr. James earned his B.A. in Business Administration from Morehouse College and MBA from Duke University — The Fuqua School of Business. Mr. James’ leadership experience, which has included overseeing digital strategies, customer loyalty and engagement, and strategic growth, led to the conclusion that he should serve as a member of our Board.
Melissa Kersey, 49, has served as a member of our Board since May 2023. Ms. Kersey is the Executive Vice President and Chief Human Resources Officer at Tractor Supply Company, the largest rural lifestyle retailer in the United States. In this role, she oversees all Human Resources strategies for the Company, including compensation and benefits, recruiting, talent management, leadership development, and training, along with the Company’s diversity and inclusion initiatives. Before joining Tractor Supply in June 2020, she served as Senior Vice President and Chief People Officer for McDonald’s USA from October 2017 to July 2020. She provided executive-level leadership to expand and build people capabilities, create and drive a high-performing culture and strengthen the business alignment of the human resources function. Before joining McDonald’s in 2017, Kersey held several executive-level roles with Walmart from 2008 to 2017, including Senior Vice President of Global HR Transformation and People Services, Senior Vice President and Chief HR Officer of US Stores, and Senior Vice President of Learning and HR Strategy. Before Walmart, Kersey spent eight years with Alltel and four years with Target Corporation in Operations, Distribution, Human Resources, and Technology roles. She holds a Bachelor of Science in Business with a communications minor from Emporia State University. Her experience in human capital management, including talent development and diversity and inclusion initiatives, as well as her experience in high-growth retail, led to the conclusion that she should serve as a member of our Board.
Ryan Marshall, 49, has served as a member of our Board since January 2021. Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. (“Pulte”) since September 2016. Prior to becoming the Chief Executive Officer and President of Pulte, Mr. Marshall served as the President of Pulte since February 2016 and had the responsibility for Pulte’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall served as Pulte’s Executive Vice President of Homebuilding Operations. Other previous roles with Pulte included Area President for Pulte’s Southeast Area, Area President for Florida, Division President in both South Florida and Orlando and Area Vice President of Finance. In those roles, he managed various financial and operating functions including financial reporting, land acquisition and strategic market risk and opportunity analysis. Mr. Marshall’s strategic growth experience, his financial expertise, his experience with home construction and ability to contribute to our commercial business and his experience as a public company CEO led to the conclusion that he should serve as a member of our Board.
Peter M. Starrett, 76, has served as a member of our Board since November 2010. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. In connection with his activities at Peter Starrett Associates, Mr. Starrett also provides consulting services to certain Freeman Spogli affiliated entities. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer of The Children’s Place, a specialty retailer. Prior to that, Mr. Starrett held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett is Chairman of the board of directors of Boot Barn, Inc., a specialty apparel and footwear retailer. From May to November of 2012, Mr. Starrett served as Boot Barn, Inc.’s interim Chief Executive Officer. In addition, he is a member of the board of directors of several private companies. Previously, he was also the Chairman of the board of directors of Pacific Sunwear, Inc. and served on the board of directors of hhgregg, Inc., an electronics and appliances retailer. Mr. Starrett received a B.S.B.A. from the University of Denver and an M.B.A. from Harvard Business School. Mr. Starrett’s extensive experience as an officer and a director of both public and private companies in the retail industry led to the conclusion that he should serve as a member of our Board.
Richard L. Sullivan, 67, has served as a member of our Board since April 2017. Mr. Sullivan was the President and CEO of the parent entity of PGA TOUR Superstore, a nationwide specialty golf retailer, from 2009 to 2022, and has been a director of such entity since 2014. Previously, Mr. Sullivan was the Chief Marketing Officer for Home Depot Inc. (“Home Depot”) from 1992 to 2002. From 2002 to 2008, Mr. Sullivan served as the Executive Vice President and Chief Marketing Officer overseeing sales, marketing and other business-related functions for the Atlanta Falcons and team owner Arthur Blank. Mr. Sullivan was elected Vice Chairman of the board of directors of the National Golf Foundation in January 2016 and serves as a member of its compensation committee. He received his B.S. in Accounting from Roger Williams

University. Mr. Sullivan’s business experience, including in home improvement and specialty retailers, led to the conclusion that he should serve as a member of our Board.
Thomas V. Taylor, Jr., 58, has served as our Chief Executive Officer and a member of our Board since December 2012. Prior to joining us, Mr. Taylor began his career at age 16 in 1983 at a Miami Home Depot store. He worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all 2,200 Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores. After leaving Home Depot in 2006, for the next six years, Mr. Taylor was a Managing Director at Sun Capital Partners. During his tenure, he was a board member for over twenty portfolio companies in the United States and Europe. Mr. Taylor currently serves on the board of directors of National Vision Holdings Inc., an optical retailer, and Cooper’s Hawk, a differentiated wine club and restaurant concept. Mr. Taylor’s significant experience as a board member and his expertise in the home improvement retail industry led to the conclusion that he should serve as a member of our Board.
Felicia D. Thornton, 60, has served as a member of our Board since April 2017. Ms. Thornton served as Interim Chief Executive Officer from June 2019 to March 2020 and Chief Financial Officer and Treasurer for 99 Cents Only Stores LLC, a deep-discount retailer, from November 2015 to August 2018. In February 2018, Ms. Thornton was appointed to the board of directors for 99 Cents Only Stores LLC (“99 Cents Only”) where she has served as Chair of the board of directors since March 2023 and Chair of the audit committee since February 2021, and previously served as Vice Chair of the board of directors from February 2018 through February 2023 and Chair of the 99 Cents Only audit committee from November 2018 to April 2019. In September 2020, Ms. Thornton was appointed to the board of directors and audit committee of Pactiv Evergreen Inc., a food and beverage packaging company. Ms. Thornton is a member of the board of directors and Chair of the audit committee of Covergint Technologies and Coolsys, both private companies. Ms. Thornton served on the board of directors and audit committee of Ares Acquisition Corp., a special purpose acquisition company, from February 2021 to December 2023. In April 2023, Ms. Thornton was appointed to the board of directors and Chair of the audit committee effective of Ares Acquisition Corporation II, a special purpose acquisition company. Previously, Ms. Thornton served as Co-Chief Executive Officer, President and Chief Operating Officer for DeMoulas Super Market, Inc., (“DeMoulas”), a supermarket chain, from June 2014 to December 2014 and as the Chief Executive Officer of Knowledge Universe U.S., a private childhood education company, from 2006 to 2011. Ms. Thornton served as Chief Financial Officer and led overall strategy for Albertsons, a grocery and drugstore company, from 2001 to 2006. Ms. Thornton served in a variety of executive strategic and financial roles from 1992 to 2000 for Ralphs Grocery Company, Inc., a grocery store chain, and for Fred Meyer, a retail supermarket company, both of which eventually became part of The Kroger Company, a global retailer of grocery, multi-department, discount, convenience and jewelry stores, where Ms. Thornton served as Group Vice President responsible for retail operations. Ms. Thornton has served as a member of the boards of directors of public and private companies, including Nordstrom, Inc., a luxury retailer, from November 2010 to May 2012 and for Knowledge Universe Education, Inc. from November 2006 to May 2012. Ms. Thornton also served as an Advisor to the Special Committee of the board of directors of DeMoulas from April 2014 to June 2014. Ms. Thornton is a member of the Latino Corporate Directors Association and is a National Association of Corporate Directors Fellow. Ms. Thornton received a B.S. in Economics from Santa Clara University and an M.B.A. from the University of Southern California. Ms. Thornton’s extensive executive experience in retail, and particularly in large high-growth multi-unit retailers, led to the conclusion that she should serve as a member of our Board.
George Vincent West, 69, has served on our Board since he founded us in 2000. He served as our Chief Executive Officer from 2000 to 2002, as Co-Chief Executive Officer from 2008 to 2010 and as Chief Executive Officer from 2010 through 2012. Currently, Mr. West serves as the Vice Chairman of our Board, a position that he has held since December 2012. Mr. West began his business career starting a successful retail glassware business in Atlanta. He was eventually recruited to work for his family building materials business, West Building Materials, which operated in five southeastern states, and eventually became its President. Mr. West also developed and sold a multistate billboard company and has developed several real estate projects across the state of Georgia, the most recent being Utana Bluffs, a boutique mountain home community in the north Georgia Mountains. Mr. West’s most recent venture is Mountain & Marsh Hospitality Group, which offers accommodations in the North Georgia Mountains and the Georgia Coast. Mr. West currently serves as Chair of the Lamar Dodd School of Art Board of Visitors, Mr. West also serves on the Board of Directors of The Savannah Music Festival and is the Vice Chair of the Board of Trustees of the Telfair Art Museum. Mr. West is a member of the Executive Advisory Council for the Emory Brain Health Center. Mr. West is also a member of the University of Georgia Terry School of Business Entrepreneurship Advisory Board. Mr. West graduated from the Terry College of Business at the University of Georgia in 1977. Mr. West’s experience and intimate knowledge of the Company led to the conclusion that he should serve as a member of our Board.
Charles Young, 55, has served as a member of our Board since January 2021. Mr. Young was promoted to President and Chief Operating Officer of Invitation Homes in 2023, after having served as Executive Vice President and Chief Operating Officer from 2017 to 2023. From 2015 until Invitation Homes completed its merger with Starwood Waypoint Homes (“SWH”), Mr. Young served in a number of senior roles with SWH and its predecessor. Earlier in his career, Mr. Young worked for Goldman, Sachs & Co. in its Real Estate Principal Investment Area (Whitehall) and Goldman’s Investment Banking Division, in mergers and acquisitions. He also has prior experience in real estate development and diversity consulting. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World League of American Football. He is a member of the Stanford Board of Trustees and currently serves as a member of the board of directors of Federal Home Loan Bank of Chicago. He was also a founding member of the LEARN Charter School Network. He received his B.A. in Economics from Stanford University and an M.B.A. from Stanford’s Graduate School of Business. Mr. Young’s operating experience, including in a high-growth public company, his experience in mergers and acquisitions and his real estate expertise led to the conclusion that he should serve as a member of our Board.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES AS DIRECTORS.
OTHER BOARD INFORMATION
Board Meetings in 2023
The Board held four meetings during our fiscal year ended December 28, 2023 (“Fiscal 2023”).
Director Attendance
During Fiscal 2023, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable.
We encourage, but do not require, our directors to attend our annual meetings of stockholders. Ten of our directors who served on the Board in Fiscal 2023 attended our 2023 annual meeting of stockholders.
Director Independence
Our Board has reviewed the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Axelrod, Giles, James, Marshall, Starrett, Sullivan and Young and Mses. Kersey and Thornton qualifies as an “independent director,” as defined in the corporate governance rules of the New York Stock Exchange (the “NYSE”).
Our common stock has been listed for trading on the NYSE under the symbol “FND” since April 27, 2017.
Board Leadership Structure
Our Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that the most effective leadership structure for the Company is for the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, to determine, as and when appropriate, whether the two offices should be separate, rather than having a rigid policy.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Taylor serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our Board.
From time to time, and, consistent with our Corporate Governance Guidelines, at least once a year, the Board meets in executive session without members of management present. The Chairman of the Board presides at these executive sessions. Whenever the Chairman of the Board is not an independent director, the Chairman of the Nominating Committee shall act as the presiding independent director and shall preside at meetings of the independent directors or non-management directors.
The procedures by which a particular director is selected to preside at each executive session meeting of the independent or non-management directors of our Board are disclosed in our Corporate Governance Guidelines, which are available on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Risk Oversight
Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The compensation committee of our Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial, legal, cybersecurity and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.
Board Committees
Our Board has the authority to appoint committees to perform certain management and administration functions. Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The composition and responsibilities of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. We intend to disclose any amendments to the above documents, or any waivers of their requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.
Audit Committee
The Audit Committee held four meetings during Fiscal 2023. The Audit Committee is comprised of Messrs. Marshall, Sullivan and Giles, who acts as its chair. Our Board determined that each of Messrs. Giles, Marshall, and Sullivan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, has the attributes set forth in such section and is financially literate, as required by the rules of the NYSE. In addition, our Board has determined that each of Messrs. Giles, Marshall and Sullivan is independent as independence is defined under the rules of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The principal duties and responsibilities of our Audit Committee are as follows:
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to serve as an independent party to monitor the Company’s financial reporting processes and internal control system;

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to discuss and review guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures including cybersecurity, and the steps management has taken to monitor and control such exposures;

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to discuss the audit conducted by the Company’s independent registered public accounting firm; and

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to provide an open avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Compensation Committee
The Compensation Committee held three meetings during Fiscal 2023. The Compensation Committee is comprised of Ms. Kersey, Mr. Starrett and Mr. Axelrod, who acts as its chair.
The principal duties and responsibilities of our Compensation Committee are as follows:
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to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

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assist the Board with oversight of human capital management matters, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;

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administer the Company’s Clawback Policies;

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to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

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to provide oversight concerning the compensation of our chief executive officer, performance of the chief executive officer, to prepare a report on executive compensation for inclusion in this proxy statement and the Annual Report and related matters.

Role of Outside Advisors.   Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities. As discussed in these proxy materials under the heading “Compensation Discussion and Analysis,” in Fiscal 2023, our Compensation Committee engaged Korn Ferry to provide analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, advice with respect to reporting requirements pursuant to the Pay versus Performance rules released by the Securities and Exchange Commission, as mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other mandates as directed by the Compensation Committee.
The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.
Compensation Risk Assessment.
In Fiscal 2023, Korn Ferry supported management and the Compensation Committee in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management’s conclusion.
Nominating Committee
The Nominating Committee held two meetings during Fiscal 2023. The Nominating Committee is comprised of Messrs. Young and James and Ms. Thornton, who acts as its chair.
The principal duties and responsibilities of the Nominating Committee are as follows:
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to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;

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oversee the evaluations of the Board, the committees of the Board and management;

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advise and assist the Board with oversight of environmental, social and governance-related (“ESG”) matters, including sustainability, responsible business and climate-related issues; and

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to make recommendations to our Board regarding board governance matters and practices.

Director Qualifications; Nominating Committee Process; Board Diversity.   The Nominating Committee’s policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Third Amended and Restated Bylaws (the “Bylaws”).
The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. Given the complex nature of the Company’s business, the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating candidates. Accordingly, when evaluating candidates for nomination as new directors, the Nominating Committee will consider (and will require any search firm that it engages to provide) a set of candidates that includes diverse candidates. We intend to succeed in accomplishing that goal through, among other things, soliciting suggestions from our Board and senior management, hiring third-party search firms as needed, and considering candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Board or senior management. We have previously engaged the third-party search firm Russell Reynolds Associates to help us identify qualified candidates for our Board.
We believe the enhanced quality that results from a diverse board is beyond any reasonable dispute. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates.
The Nominating Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. Our director refreshment over the last several years has resulted in a diverse group of independent directors with low average tenure, gender diversity and significant experience. Highlights of our recent progress in building a diverse Board include:
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During the majority of 2023, three of the Board’s members were racially or ethnically diverse, and two were female.

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Of the six new directors recommended by the Nominating Committee in 2020, 2021 and 2023 to replace departing directors, 67% were diverse, as two are racially or ethnically diverse, and two are female.

The Nominating Committee is mindful of the fact that the percentage of women on our Board is below 30% and is committed to increasing such percentage through our Board refreshment process.

Environmental, Social and Governance Matters
We believe that the Company is able to advance ESG-related considerations and that sound corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity; focusing on material ESG issues; giving back to the communities we serve; being environmentally conscious; and operating a responsible supply chain that focuses on the quality of our products and improves the lives of workers involved in manufacturing our products. Our Board provides overall oversight of the Company’s ESG efforts, and the charter of the Nominating Committee specifically tasks that committee with development and review of our ESG efforts, and with making recommendations to the Board and/or management regarding the same. The Nominating Committee’s oversight includes assessing and planning for the potential impact of climate change and other sustainability risks and opportunities on our business. A copy of the charter of the Nominating Committee is available on our website at ir.FloorandDecor.com under “Governance Documents.” Below are just a few examples demonstrating our commitment to ESG matters:
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Since 2015, we have raised over $1,300,000 from our associates and directors for The West Fund, our financial assistance program for associates in need.

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Since 2017, we have donated more than 1 million square feet of flooring material to charity.

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In 2021, we committed to aligning our voluntary ESG disclosures with guidance from the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD).

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By investing in energy efficiency, over 75% of our stores have high-efficiency HVAC units, and over 97% of our stores and distribution centers have LED lighting.

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In 2023, Floor & Decor began partnering with a leading carbon footprint platform to advance our methodology in scope 1 and scope 2 measurement.

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We have continued to invest in Culture and Diversity initiatives: our CEO signed the CEO Action for Diversity & InclusionTM pledge, and over the last three years, more than 45 female store leaders participated in our Women in Leadership program.

Employees
We believe that one of the biggest drivers in our growth and success is our employees and the culture that attracts them. We have built a strong team of employees to support our continued success. Each of our stores is led by a Chief Executive Merchant (“CEM”) and is supported by an operations manager, product category department managers, a design team, a Pro sales and support team, a Connected Customer Manager, and a number of additional associates. Outside of our stores, we have employees dedicated to serving our stores in corporate, store support, infrastructure, e-commerce, and similar functions as well as support for our distribution centers and Asian sourcing office. We dedicate significant resources to training our employees and believe they are key to our success. As of December 28, 2023, we had 12,783 employees, with 12,771 of these employees located in the United States and 12 located outside of the United States. This population consisted of our full-time, part-time, and temporary employees. None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement.
We are mindful of diversity throughout the employment cycle and believe that diversity is key to our culture and long-term success. We strive to foster a supportive environment that cultivates professional growth and encourages employees to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, onboarding, and implementation of our values. We intend to make additional investments in culture and diversity initiatives in the future. A summary of Fiscal 2023 year-end U.S. demographic data follows (percentages may not sum due to rounding):

Race/Ethnicity Matters
Gender
Annual Board Self-Evaluation
In 2023, the Board and each of its committees undertook a self-evaluation process that included a series of interviews conducted by the Chair of the Nominating Committee with each of our directors to gather input on individual director’s contributions, the effectiveness of the Board and committee compositions and structure and the relationship between management and the Board. Feedback from the 2023 and prior Board self-evaluation processes has driven changes in the format of Board meetings, the nature of executive sessions, the format and content of the director onboarding process and individuals nominated to be members of the Board.
Code of Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at ir.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee in Fiscal 2023 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation

Committee had any relationship with us or any of our subsidiaries during Fiscal 2023 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During Fiscal 2023, (A) none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on our Compensation Committee; (B) none of our executive officers served as a director of any other entity of which an executive officer of such other entity served on our Compensation Committee; and (C) none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on the Board.
Stockholder and Interested Party Communications
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Floor & Decor Holdings, Inc., 2500 Windy Ridge Pkwy SE, Atlanta, GA 30339, Attention: Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
We are a party to a registration rights agreement with certain of our stockholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the stockholders party thereto are entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.
Registration Rights
If we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement
Expenses
We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.
Indemnification of Officers and Directors
Our Charter and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Ordinary Course Transactions with Related Persons
From time to time, our directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of products at our stores.
Family Member Employment
Thomas Taylor’s son, Nicholas Taylor, serves as Vice President, Merchandising Stores of the Company. For Fiscal 2023, Nicholas Taylor earned total compensation of approximately $391,577. Total compensation includes salary, bonus, RSU awards and customary employee benefits. Nicholas Taylor’s compensation is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions.
Pulte Commercial Agreements
On August 12, 2023, a subsidiary of the Company entered into certain regional program and supply agreements with PulteGroup, Inc. and its affiliates to offer wall and flooring products for purchase by Pulte to be included in certain homes built by Pulte. Ryan Marshall is the CEO of Pulte and is a member of our Board. Mr. Marshall does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreements, the arrangement was determined by the other members of the Audit Committee to be an ordinary course, arms’ length transaction.
Delta Airlines Commercial Arrangement
On November 1, 2023, a subsidiary of the Company entered into Corporate Incentive Agreement with Delta Air Lines, Inc. and certain other airlines to provide certain incentives to the Company for booking business travel with such airlines. Dwight James is a Senior Vice President of Delta Airlines, Inc. and member of our Board. Mr. James does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreement, the arrangement was determined by the Audit Committee to be an ordinary course, arms’ length transaction.
Statement of Policy Regarding Transactions with Related Persons
The Company has internal policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Code of Business Conduct and Ethics and Corporate Governance Guidelines which generally prohibit officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to provisions of our internal policies, including the Code of Business Conduct and Ethics can generally only be obtained from our Audit Committee, or if for an executive officer or a director, by the Board, and are publicly disclosed as required by applicable law and regulations.
In addition, the Audit Committee is charged with reviewing for approval of all transactions with “related persons” (as defined in paragraph (a) of Item 404 Regulation S-K) that are brought to the Audit Committee’s attention.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 29, 2022 (“Fiscal 2022”) and December 28, 2023, all audit and non-audit services were pre-approved by the Audit Committee.
The Audit Committee has appointed EY to serve as our independent auditors for our fiscal year ending December 26, 2024, subject to ratification by our stockholders. Representatives of EY will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify EY’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.
Fees Paid to EY
The fees incurred by us for professional services rendered by Ernst & Young for Fiscal 2022 and Fiscal 2023 were as follows:
	Fiscal 2023	Fiscal 2022
Audit Fees	$2,388,290 (1)	$2,057,083(1)
Audit-related Fees	—	30,038(2)
Tax Fees	338,786(3)	224,978(3)
All Other Fees	—	—
	$2,727,076	$2,312,099

(1)
Audit fees include fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements and related services. Additionally, audit fees in fiscal 2023 include fees and expenses for professional services rendered for the Form S-8 Registration Statement issued in May 2023.

(2)
In fiscal 2022, audit-related fees include fees and expenses for professional services rendered for due diligence procedures related to the acquisition of Spartan Surfaces, LLC.

(3)
Tax fees include fees for tax services, including tax compliance, tax advice and tax planning.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining EY’s independence.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.
All of the services provided by EY described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 26, 2024.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at ir.FloorandDecor.com. The Board has determined that each of Messrs. Giles, Marshall and Sullivan is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Giles, Marshall and Sullivan is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Giles, Marshall and Sullivan qualifies as an “audit committee financial expert.”
The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control system; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.
As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, EY, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing EY and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of EY’s performance, the technical capabilities of the engagement teams, external data concerning EY’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”), the engagement teams’ understanding of our company’s business as well as the potential impact of changing auditors. The Audit Committee and the Board believe that the continued retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of EY as the Company’s independent auditor for the fiscal year 2024.
The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and EY with respect to our audited year-end financial statements.
Further, the Audit Committee discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the auditors the auditors’ independence and has considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. In determining EY’s independence, the Audit Committee considered whether EY’s provision of non-audit services were compatible with the independence of the independent registered public accounting firm. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from EY, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report for the fiscal year ended December 28, 2023, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
AUDIT COMMITTEE
William Giles (Chairperson)
Ryan Marshall
Richard Sullivan

EXECUTIVE OFFICERS
Name	Age	Position
Thomas V. Taylor	58	Chief Executive Officer and a Director
Bryan H. Langley	38	Executive Vice President, Chief Financial Officer
Trevor S. Lang	53	President
David V. Christopherson	49	Executive Vice President, Chief Administrative Officer & Chief Legal Officer
Steven A. Denny	60	Executive Vice President, Store Operations
Ersan Sayman	51	Executive Vice President, Merchandising
The biography for Mr. Taylor is set forth above under “Election of Eleven Directors (Proposal 1) —The Nominees.”
Bryan H. Langley, 38, is our Executive Vice President and Chief Financial Officer. He joined the Company as Financial Reporting Manager in 2014 and was promoted to Director of Financial Reporting in 2016. From 2016 to 2022, he held various roles at the Company, including Senior Director of Financial Planning and Analysis and Vice President, Financial Planning and Analysis. In 2022, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Langley served in various accounting and finance roles at Delta Air Lines, Inc. from 2011 to 2014. From 2008 to 2011, Mr. Langley worked in public accounting, holding positions in transaction services and auditing at KPMG LLP. Mr. Langley is a graduate of University of Georgia with both a B.B.A. in Accounting and a Master of Accountancy. Mr. Langley is also a Certified Public Accountant.
Trevor S. Lang, 53, is our President. Mr. Lang joined the Company as Senior Vice President and Chief Financial Officer in 2011, and was promoted to Executive Vice President of Professional Services and Chief Financial Officer in October 2014 in connection with his assuming responsibility for leading our in-store Pro business. In 2022, he was promoted to President and is responsible for Merchandising, Marketing, eCommerce and Technology functions. From 2007 to 2011, he served as the Chief Financial Officer of Zumiez Inc. and also served as its Chief Administrative Officer beginning in April 2010. Previously, he had served as Vice President of Finance for Carter’s, Inc. since 2003. At Carter’s, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From 1999 until joining Carter’s in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President of Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a B.B.A. in Accounting. He is also a Certified Public Accountant.
David V. Christopherson, 49, is our Executive Vice President, Chief Administrative Officer & Chief Legal Officer. He has responsibility for our Information Technology, Legal, Human Resources, Safety & Loss Prevention, Risk Management and Sustainability functions. He joined the Company as General Counsel and Secretary in 2013 and was promoted to Senior Vice President in 2015 and Executive Vice President in 2018. In 2024, he was promoted to his current role of Executive Vice President, Chief Administrative Officer & Chief Legal Officer. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B. in Political Science from Davidson College and a J.D. from Harvard Law School.
Steven A. Denny, 60, is our Executive Vice President, Store Operations and is responsible for all store regions, design services, regional merchandising and safety and asset protection. He joined the Company as a Chief Executive Merchant in 2013 and was promoted to Senior Vice President, Stores in 2017 and Executive Vice President, Stores in 2020. From 2000 to 2013, Mr. Denny held a variety of roles at Home Depot, including serving as the Western Division Field Merchandise Manager. Mr. Denny brings over 35 years of retail and commercial experience in store operations and merchandising with Builders Square, BMC West, Ernst Home & Nursery and Home Depot.

Ersan Sayman, 51, is our Executive Vice President, Merchandising, responsible for all of our merchandising and visual merchandising functions. He joined the Company as a Merchant in 2003, was promoted to Vice President in 2012, Senior Vice President in 2015, and Executive Vice President, Merchandising in 2022. Mr. Sayman previously held a variety of managerial positions at Polat Holding Group, a leading Turkish building materials producer, in the United States and Turkey. Mr. Sayman brings over 28 years of domestic and international flooring and building materials experience. He has a B.A. degree from Dokuz Eylul University in Turkey.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for Fiscal 2023 to our NEOs listed in the Summary Compensation Table for Fiscal 2023 that follows this discussion.
The following individuals were our NEOs for Fiscal 2023:
•
Thomas V. Taylor, who serves as Chief Executive Officer and a member of our Board and is our principal executive officer;

•
Bryan. H. Langley, who serves as Executive Vice President and Chief Financial Officer and is our principal financial officer;

•
Trevor S. Lang, who serves as President;

•
David V. Christopherson, who served as Executive Vice President, Secretary and General Counsel, until his promotion to Executive Vice President, Chief Administrative Officer & Chief Legal Officer on February 22, 2024; and

•
Brian K. Robbins, who served as Executive Vice President, Business Development Strategy, until his departure from the Company on March 1, 2024.

Highlights of 2023 Business Performance
We believe that our NEOs were instrumental in helping us perform well in Fiscal 2023, despite macroeconomic challenges. Our positive results are evidenced by the following:
•
the Company opened 31 new warehouse-format stores;

•
net sales increased 3.5% to $4,413.9 million in Fiscal 2023, compared to $4,264.5 million in Fiscal 2022; and

•
gross margin increased 160 basis points to 42.1% in Fiscal 2023, compared to 40.5% in Fiscal 2022.

For more information on our financial results for Fiscal 2023, see our Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on February 22, 2024.
Fiscal 2023 Compensation
Compensation Philosophy and Objectives
The primary objectives of our executive pay program are to:
•
attract and retain an exceptional executive team needed to outperform our peers and execute our strategy;

•
drive our short- and long-term growth objectives;

•
align the interests of our executive team with that of our shareholders; and

•
align our organization’s pay programs with metrics that we generally view as being important drivers of our performance.

To achieve that, our compensation program relies on the following core principles:
Core Principles
Simplicity and Transparency	Base salary, incentive compensation and equity awards should be easy for executives and for our shareholders to understand.
Linked to our Strategy	Our pay design should create a direct bridge to our strategy, and clearly reflect our key short- and long-term business objectives.
Attractive Compensation for Top Talent	Pay quantums and design should be compelling enough to attract the best talent we can to support the successful execution of our strategies.
Pay for Performance	Compensation should be paid only when financial performance levels achieved align with the strategic and financial priorities set by the Board.
Appropriate Risk Orientation	The more senior a role, the more the total mix of that role’s compensation should be “at risk.” However, our compensation programs are designed in a manner that is intended to provide for performance-based compensation that is both challenging and achievable, and that does not encourage excessive or unnecessary risk-taking.
While the Compensation Committee considers competitive compensation data to generally inform decisions relating to NEO compensation, it does not seek to benchmark NEO compensation to any particular level in the market.
The material components of our executive compensation program and their purposes and key characteristics are summarized in the following chart:
What We Do	What We Don’t Do

✓
Pay-for-Performance: Majority of fiscal year pay is performance-based and not guaranteed

✓
Annual Compensation Risk Review: Our Compensation Committee annually assesses risk in compensation programs associated with regulatory, stockholder and market changes

✓
Share Ownership Guidelines: We maintain meaningful share ownership guidelines

✓
Annual Assessment of Compensation Program: Our Compensation Committee annually assesses the design and alignment of our incentive plans in relation to performance goals, business strategy, organizational priorities and shareholder interests

✓
Maximum Payouts: We limit both short-term and long-term incentive payouts as a percentage of target awards

✓
Clawback Policies: All cash-based incentive or performance-based equity compensation granted to our NEOs is subject to our Clawback Policies

X
No Excise Tax Gross-ups: The Company does not provide any excise tax gross-up payments in connection with a change in control

X
No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the perquisites we provide

X
No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions, pledging Company stock as collateral and similar arrangements with respect to the Company’s securities

X
No Problematic Option Practices: The Company does not have a practice of granting discounted stock options, extending the original option term, or repricing or exchanging underwater options

Elements of Our Executive Compensation Program
For Fiscal 2023, our executive compensation program consisted of the following elements:
We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. We generally allocate compensation between short-term and long-term components and between cash and equity in a manner that we believe will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term incentive equity awards) comprise an increasingly larger proportion of total compensation of our senior executives as position level increases. This is consistent with our belief that these at-risk elements of compensation more closely align management’s interests with our financial performance and with our employees’ and stockholders’ interests.
For Fiscal 2023, approximately 93.4% of our current CEO’s target compensation and approximately 90.1% on average for our other NEOs, was at risk and contingent upon the achievement of corporate performance objectives, service requirements and/or share price performance. The components of total target compensation for Fiscal 2023 were:
Base Salary.   Base salary is a visible and stable foundation of our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. On a prospective basis, we evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. When reviewing each executive’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive’s role, individual performance in the prior year, and the salaries paid for the same or similar positions in the market. In February 2023, the Compensation Committee and the Board, as applicable, approved salary increases for the NEOs, effective February 24, 2023, as set forth in the table that follows. Following review of benchmarking analysis against our peer group and in light of increased job duties and responsibilities for certain of our NEOs, the Compensation Committee and the Board, as applicable, determined to increase base salaries of the NEOs by approximately 2.9% to 8.7% after considering the factors listed above.

Annual base salary rates for our NEOs in effect as of the end of Fiscal 2022 and Fiscal 2023 are listed below.
Name	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary
Thomas V. Taylor	$1,030,000	$1,060,000
Bryan H. Langley	$375,000	$400,000
Trevor S. Lang	$575,000	$625,000
David V. Christopherson	$450,000	$475,000
Brian K. Robbins	$450,600	$465,000
Annual Cash Incentive Bonuses.   Our NEOs are eligible to receive annual cash incentives. We consider annual cash incentive bonuses to be “at-risk” compensation. As “at-risk” compensation, we increase the size of the target incentive as a percentage of base compensation, proportionate to each NEO’s position and responsibilities. The annual incentives are intended to reward our NEOs for achieving target operating income and net sales objectives established by the Compensation Committee at the beginning of the year. The maximum annual cash incentive bonus payable pursuant to the 2023 Annual Performance Bonus Program (the “2023 Bonus Program”) is 200% of the NEO’s applicable target bonus.
For Fiscal 2023 under the 2023 Bonus Program, our NEOs were eligible to receive an annual incentive with a target amount equal to a percentage of their respective full annual base salary earned in the fiscal year, as follows:
Name	Target 2023 Bonus as a % of Base Salary	Target 2023 Bonus ($)
Thomas V. Taylor	125%	$1,325,000
Bryan H. Langley	60%	$240,000
Trevor S. Lang	70%	$437,500
David V. Christopherson	65%	$308,750
Brian K. Robbins	65%	$302,250
Under the 2023 Bonus Program, annual incentives for our NEOs were calculated based on achievement of Fiscal 2023 targeted net sales (20% weighting) and operating income (80% weighting), as determined by the Compensation Committee, calculated as follows:
Performance Metric	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Weighting (%)
Net Sales	$4,420.7	$4,778.1	$5,016.0	20%
Operating Income	$346.6	$431.0	$479.4	80%
The goals were based on the Fiscal 2023 business outlook and plan. The Fiscal 2023 business outlook included our focus on store expansion and increased overall sales. However, during Fiscal 2023, operating income was impacted by macroeconomic pressures outside of the Company’s control, including inflation and increased interest rates. While the net sales performance target was nearly achieved, the relatively low weighting of net sales against the operating income performance metric meant that achievement of above-threshold performance for that metric was not sufficient to overcome below-threshold performance with respect to the operating income metric. Based on our achievement of 92.4% of our net sales target and 75.9% of our operating income target (adjusted in accordance with the 2023 Bonus Program to reflect the impact of costs such as earn-out liabilities and other transaction costs related to our acquisitions and costs related to employer taxes for stock-based compensation programs), the thresholds for payout under the 2023 Bonus Program were not achieved, resulting in no payout to the NEOs under the 2023 Bonus Program as reflected below.

Performance Metric	Target ($s in millions)	Actual ($s in millions)	Percentage of Target (%)	Weighting (%)	Payout (%)
Net Sales	$4,778.1	$4,413.9	92.4%	20%	0.0%
Operating Income*	$431.0	$327.1	75.9%	80%	0.0%
Equity Incentive Awards
2017 Stock Incentive Plan
In connection with our 2017 initial public offering (“IPO”), our Board adopted and our stockholders approved the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan, as amended (the “2017 Plan”), pursuant to which we may grant incentive stock options, non-qualified stock options, restricted stock, other stock-based awards and performance-based cash awards to our employees, including the NEOs, which may be subject to such service-based, performance-based or other vesting factors or criteria as determined by the Compensation Committee in its discretion in accordance with the 2017 Plan.
Fiscal 2023 Equity Awards
We generally grant equity incentive awards to our NEOs annually, with interim grants for new hires and promotions after the regular grant date. We believe that regular equity-based long-term incentive awards align the interests of our NEOs with our stockholders and focus our NEOs on our long-term growth. In Fiscal 2023 we granted a mix of service-based restricted stock unit awards (RSUs) and performance and service-based performance stock units (PSUs). The Compensation Committee believes that awarding a mix of RSUs and PSUs encourages our NEOs to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time, and because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years and/or achievement of performance goals. The Compensation Committee views RSUs as a form of long-term incentive that focuses our NEOs on long-term strategy execution. In addition to the considerations applied to RSUs, the Compensation Committee views the long-term financial metrics applicable to the PSUs, which incorporate both operating profit and balance sheet return on investment performance, as valuable to ensure that our NEOs are appropriately incentivized to create long-term value for the Company and the Company’s stockholders and to effectively allocate capital toward investments that are intended to provide future growth for the Company’s stockholders.
In determining the size of equity-based grants, the Compensation Committee considers, among other things, the number of shares available under the 2017 Plan, the potential dilutive impact of such grants on our stockholders and the individual’s position with the Company. The number of RSUs and PSUs granted to our NEOs in Fiscal 2023 is shown below.
Annual Awards
Name	RSUs Granted (#)	PSUs Granted (#)*
Thomas V. Taylor	20,525	20,525
Bryan H. Langley	2,767	2,767
Trevor S. Lang	4,426	4,426
David V. Christopherson	3,873	3,873
Brian K. Robbins	3,043	3,043

*
The number of PSUs shown is based on the target number of PSUs that may become vested, subject to the attainment of the performance metrics applicable to the PSUs.

The RSUs granted in Fiscal 2023 as a part of Annual Awards vest in three ratable annual installments on each of the first three anniversaries of the grant date, generally subject to the grantee’s continued employment as of each applicable vesting date. The vesting of the PSUs granted in Fiscal 2023 as a part of Annual Awards is subject to achievement of a three-year average ROIC of at least 13.0%, and the achievement of Adjusted EBIT targets, as described in the following table. To the extent Adjusted EBIT target performance falls between the levels specified below, the vesting percentage will be determined on a straight-line interpolated basis. The percentage of the PSUs that becomes vested (if any) will be based on the Compensation Committee’s certification of the Company’s achievement with respect to the performance targets over the three-year performance period. We believe this design most effectively incentivizes our NEOs to drive earnings growth as well as efficiently allocate capital. The Fiscal 2023 PSUs are not expected to meet the threshold requirements for vesting based on performance as of the end of Fiscal 2023. At the end of the performance period in December 2025, the Compensation Committee will review and certify the level of achievement of performance goals with respect to the Fiscal 2023 PSUs, which will be described in our proxy statement for Fiscal 2026.
Three-Year Average ROIC	Adjusted EBIT	Percent of PSUs Vested
Equal to or greater than 13.0%	Equal to or greater than $570,000,000 but less than $620,600,000 (Represents CAGR of 12%)	50%
	Equal to or greater than $620,600,000 but less than $695,200,000 (Represents CAGR of 16%)	100%
	Equal to or greater than $695,200,000 but less than $765,800,000 (Represents CAGR of 20%)	150%
	Equal or greater than $765,800,000 (Represents CAGR of 24%)	200%
With respect to PSUs granted as part of Fiscal 2023 Annual Awards, vesting generally requires continued employment through the date the Compensation Committee certifies the extent to which the Adjusted EBIT and ROIC performance criteria have been met. However, if an NEO’s employment is terminated by the Company without Cause (as defined in the applicable NEO’s employment agreement) or, with respect to Mr. Taylor, if he terminates his employment for Good Reason (as defined in his employment agreement), during the one-year period following a Change in Control (as defined in the 2017 Plan), the PSUs would become fully vested based on target performance.
“Adjusted EBIT” is a non-GAAP financial measure, and is generally defined as earnings before interest and taxes, adjusted for certain special, unusual or non-recurring items affecting the Company or its financial statements, items related to the disposal of business or discontinued operations (including termination expenses), certain items related to acquisitions and the impact of acquisitions, employer taxes tied to stock-based compensation, asset impairments, one-time personnel-related expenses, material litigation charges or gains, goodwill impairment charges, items related to equity and/or debt related transactions, items related to changes in accounting principles or applicable law or regulations, and certain other adjustments as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted EBIT as reported by the Company in one or more of its earnings releases for the performance period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data, with the Compensation Committee’s determination to be final and conclusive on all parties.
“ROIC” is generally defined as, with respect to each fiscal year during the three-year performance period, the Company’s return on invested capital for a fiscal year, determined as the quotient of (i) an amount equal to (A) the Company’s Adjusted EBIT, plus (B) the Company’s expenses and amortization related to the Company’s leased property, minus (C) the product of (I) the Company’s Adjusted EBIT, (II) plus the Company’s expenses and amortization related to the Company’s leased property multiplied by (III) the Company’s effective tax rate (the average tax rate applicable to pre-tax profits that would be applied to the next dollar of income, as determined by the Committee), divided by (ii) an amount equal to (A) the previous five-quarter-average net fixed assets, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year, plus (B) the Company’s then-current net working capital, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year (calculated as (1) total current assets, minus (2) cash and cash equivalents, less (3) total current liabilities, minus (4) current portion of debt), plus (C) the Company’s expenses and amortization related to the Company’s leased property multiplied by 7.5, in each case determined in accordance with generally accepted accounting principles, in each case as determined by the Compensation Committee in its sole discretion, with such determination to be final and conclusive on all parties. Our obligations with respect to our leased properties represent a substantial capital commitment by the Company. By including a multiple of the Company’ s expenses and amortization related to the Company’ s leased properties as an addition to the denominator of the formula used to calculate ROIC, achieving the annual ROIC goal was made more challenging.
Special Performance Stock Unit Award
As previously disclosed in our proxy statement for Fiscal 2022 under the section titled “— Fiscal 2022 Compensation — Elements of Our Executive Compensation Program — Fiscal 2023 Equity Awards —Special Performance Unit Stock Award”, to recognize the past achievements of our NEOs and to further propel the execution of the Company’s long-term strategy, in February 2023 the Compensation Committee and the Board, as applicable, approved a grant of special performance- and service-based PSUs (the “Special PSUs”) to our NEOs under the 2017 Plan.
The Special PSU design includes the following key features:
✓
Three-year performance period, covering Fiscal 2023 – 2025;

✓
Mix of performance- and service-based Special PSUs and service-based Special PSUs as outlined in the table below;

Equity Vehicle	Percentage of Total Special PSUs Granted
Performance- and service-based Special PSUs	67%
Service-based Special PSUs	33%

✓
Performance- and service-based Special PSUs

•
Special PSUs vest based on achievement of performance goals as outlined in the table below;

Performance Goal	Percentage of Total Special PSUs Granted
Adjusted EBIT/Average Adjusted EBIT ROIC Special PSUs	45%
Relative Total Shareholder Return (rTSR) Special PSUs	22%

•
rTSR Special PSUs vest based on achievement of relative TSR against a specified peer group and no above-target vesting can occur in the event of negative three-year absolute TSR;

•
Vesting based on achievement of threshold, target, or maximum performance metrics and linear interpolation for performance achieved between the various goals;

•
The maximum number of Special PSUs that can vest is 100% of the service-based Special PSUs and 150% of the performance- and service-based Special PSUs;

✓
Service-based PSUs will vest as outlined in the table below;

NEO	Continued Service Through Date	Percent Vesting
Mr. Taylor	First Anniversary of Grant Date	0%
	Second Anniversary of Grant Date	33%
	Third Anniversary of Grant Date	67%
Other NEOs	First Anniversary of Grant Date	0%
	Second Anniversary of Grant Date	25%
	Third Anniversary of Grant Date	25%
	Fourth Anniversary of Grant Date	50%

✓
No automatic accelerated vesting upon change in control or termination of employment or service.

Adjusted EBIT/Average Adjusted EBIT ROIC PSUs
Adjusted EBIT/Average Adjusted EBIT ROIC PSUs vest based on achieving threshold, target, or maximum levels of Adjusted EBIT as of the end of the performance period and a targeted level of Average Adjusted EBIT ROIC for the performance period, as follows:
Three-Year Average Adjusted EBIT ROIC	Adjusted EBIT	Percent of PSUs Vested
Equal to or greater than 13.0%	Equal to or greater than $610,300,000 but less than $693,000,000 (Represents CAGR of 15%)	50% (Threshold)
	Equal to or greater than $693,000,000 but less than $783,200,000 (Represents CAGR of 20%)	100% (Target)
	Equal to or greater than $783,200,000 (Represents CAGR of 25%)	150% (Maximum)
As noted above, vesting of the Adjusted EBIT/Average Adjusted EBIT ROIC PSUs requires achievement of both the Adjusted EBIT and Average Adjusted EBIT ROIC goals. Regardless of the achievement of the Adjust EBIT goal, if the Average Adjusted EBIT ROIC of at least 13.0% is not achieved, no Adjusted EBIT/Average Adjusted EBIT ROIC PSUs will vest. The maximum number of Adjusted EBIT/Average Adjusted EBIT ROIC PSUs that can vest is 150% of the target number of Adjusted EBIT/Average Adjusted EBIT ROIC PSUs.
For this purpose, “Adjusted EBIT” is determined in a manner consistent with the annual PSUs (described above) but includes an adjustment for the stock-based compensation expense of the Special PSUs, and “Average Adjusted EBIT ROIC” is determined based on the three-year average of the Company’s return on invested capital for the performance period (calculated as Adjusted EBIT divided by the five-quarter average net working capital and net fixed assets).
rTSR PSUs
Vesting of rTSR PSUs is determined based on the Company’s average TSR as of the last trading day of the three-year performance period as compared to threshold, target, and maximum levels in relation to the rTSR Peer Group, determined without regard to the Company, as set forth in the table below. If the three-year average TSR for the performance period falls between the percentiles specified in the table, the payout percentages shall be determined on a straight-line interpolated basis. Additionally, the rTSR PSUs will not be eligible to vest above the target number of rTSR PSUs if the Company’s three-year absolute TSR is negative.
Average Three-year TSR	Percent of rTSR PSUs Vested
35th Percentile	50% (Threshold)
55th Percentile	100% (Target)
75th Percentile	150% (Maximum)
The rTSR Peer Group is comprised of the following companies in the specialty retail and household durables industries, with exposure to homebuilding and/or home improvement markets.

Beacon Roofing Supply, Inc.
Williams-Sonoma, Inc.
Ulta Beauty, Inc.
Tractor Supply Company
Haverty Furniture Companies, Inc.
Ethan Allen Interiors Inc.
The Home Depot, Inc.
Interface, Inc.
Trex Company, Inc.
The Sherwin-Williams Company

SiteOne Landscape Supply, Inc.
Five Below, Inc.
Sleep Number Corporation
Lowe’s Companies, Inc.
Mohawk Industries ,inc.
LL Flooring Holdings, Inc.
Tile Shop Holdings, Inc.
The Aaron’s Company, Inc.
Ferguson plc

The number of Special PSUs granted to our NEOs in Fiscal 2023 is shown below. In general, the number of Special PSUs granted to our NEOs in Fiscal 2023 was determined based on the respective NEOs’ job responsibilities and expected future contribution to our long-term performance and value creation, and competitive market data. The Adjusted EBIT/Average Adjusted EBIT ROIC Special PSUs are not expected to meet the threshold requirements for vesting based on performance as of the end of Fiscal 2023. At the end of the performance period in December 2025, the Compensation Committee will review and certify the level of achievement of performance goals with respect to the Special PSUs, which will be described in our proxy statement for Fiscal 2026.
Name	Special PSUs Granted (#)*	Adjusted EBIT / Average Adjusted EBIT ROIC PSUs (#)*	rTSR PSUs (#)*	Service PSUs (#)*
Thomas V. Taylor	107,322	49,790	21,019	36,513
Bryan H. Langley	10,733	4,979	2,102	3,652
Trevor S. Lang	85,857	39,832	16,815	29,210
David V. Christopherson	32,197	14,937	6,306	10,954
Brian K. Robbins	21,465	9,958	4,204	7,303

*
The number of Special PSUs shown is based on the target number of PSUs that may become vested.

401(k) Plan and other Benefits
All full-time employees are eligible to participate in our 401(k) plan after six months of service and are eligible to receive matching contributions from us after six months of service. We match employee contributions in cash at a rate of 45% of the first 5% of base compensation that an employee contributes, with graded vesting over a six-year period. Our NEOs are also eligible for the Company matching contribution, subject to regulatory limits on contributions to 401(k) plans. Messrs. Langley, Lang, Christopherson and Robbins each participate in the 401(k) plan. In addition to participation in our 401(k) plan, we provide our NEOs with employer paid group term life insurance. Pursuant to the Company’s aircraft policy, in order to maximize productivity and ensure that Mr. Taylor can be immediately available to respond to business priorities, we pay for, or reimburse costs of, certain air travel arising in connection with Mr. Taylor’s regular business-related commuting to and from our corporate office and certain personal travel for Mr. Taylor and/or his family members or other guests. Mr. Taylor’s usage of the Company’s aircraft policy is reviewed by the Compensation Committee on an annual basis. Amounts paid and/or reimbursed under the Company’s aircraft policy constitute taxable income to Mr. Taylor, and we do not gross-up or in any way compensate Mr. Taylor for income tax owed in respect of such amounts. The costs relating to business-related commuting and personal travel by Mr. Taylor and/or his guests are reported as other compensation in the “All Other Compensation” column of the “Summary Compensation Table” below.
Employment Agreements
We are party to employment agreements with Messrs. Taylor, Lang, Christopherson, Robbins (as amended and restated in February 2020, each as amended on August 1, 2023, with respect to Mr. Robbins, as subsequently amended on August 25, 2023, and with respect to Mr. Christopherson, as subsequently amended on February 22, 2024) and Mr. Langley (effective as of February 2023, as amended on August 1, 2023) (the “Employment Agreements”). Each Employment Agreement provides for the payment of base salary and certain other benefits. Each of the NEOs is also eligible to earn an annual bonus equal to a percentage of base salary, based on the achievement of performance criteria.
The NEOs are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see “Potential Payments upon Termination or Change in Control.”
Restrictive Covenants
Each of the NEOs is subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for two years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.
Determination of Compensation
Role of the Compensation Committee in Executive Compensation
During Fiscal 2023, the Compensation Committee (and, with respect to Messrs. Taylor and Lang, the Board), made all decisions regarding the compensation levels of our executive officers.
It is the Compensation Committee’s responsibility to:
•
oversee the design of our executive compensation programs, policies and practices;

•
determine the types and amounts of most compensation for executive officers; and

•
review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our cash incentive compensation and equity incentive compensation plans.

In addition, as described in these proxy materials, the Compensation Committee has directly engaged Korn Ferry to assist in its review of compensation for our executive officers.
In Fiscal 2023, the Compensation Committee made recommendations to the Board regarding, and the Board approved, the individual compensation of Messrs. Taylor and Lang.
Role of Executive Officers in Determining Executive and Director Compensation
As described above, during Fiscal 2023, the Compensation Committee and, as applicable, the Board made all decisions regarding the compensation of our executive officers and directors, after considering recommendations by Mr. Taylor (other than with respect to his own compensation).
Our human resources department supported the Compensation Committee’s work, and in some cases acted under delegated authority to administer compensation programs.
Role of the Compensation Consultant
The Compensation Committee has retained Korn Ferry as its consultant to provide advice on executive and director compensation practices. Korn Ferry’s support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.
In Fiscal 2023, we paid Korn Ferry $158,773, which consisted of approximately $143,000 for services related to executive and director compensation and $15,773 for services related to store employee compensation.
The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation

Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of the Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.
Peer Group Construction
In making executive compensation determinations for Fiscal 2023, we relied on the experience of the members of our Compensation Committee, as well as the input of our Chief Executive Officer (other than with respect to his own compensation), who has many years of experience in our industry. For Fiscal 2023, the Compensation Committee reviewed compensation data from the public filings for the following companies, which our Compensation Committee identified as our peer group for Fiscal 2023. The following group of companies reflect certain changes from the group reviewed in the prior fiscal year to reflect revenue size, growth rates and other characteristics that the Compensation Committee believes provide a more appropriate comparison.
Beacon Roofing Supply, Inc. Williams-Sonoma, Inc. Ulta Beauty, Inc. Lululemon Athletica Inc. Pool Corporation Tempur Sealy International, Inc. RH	SiteOne Landscape Supply, Inc. Deckers Outdoor Corporation Five Below, Inc. Sleep Number Corporation Ollie’s Bargain Outlet Holdings, Inc. Etsy, Inc.
While the Compensation Committee considered this data from time to time to generally inform decisions relating to NEO compensation, it did not seek to benchmark our NEO compensation to any particular level. The Compensation Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant.
The Compensation Committee expects to periodically review and update this peer group and to utilize Korn Ferry for peer group analysis in determining and developing compensation packages for our NEOs.
Say-on-Pay Consideration
At our 2023 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our NEOs in Fiscal 2022 (“2023 say-on-pay”). Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 93.3% of the votes cast in favor of our 2023 say-on-pay resolution. We believe that the outcome of our 2023 say-on-pay vote signals our stockholders’ support of our compensation programs and philosophy, specifically our efforts to retain and motivate our NEOs and to align pay with performance and the long-term interests of our stockholders.
The Compensation Committee reviewed and considered these voting results, among other factors described in this Compensation Discussion and Analysis, in evaluating our executive compensation programs and philosophy.
Tax and Accounting Considerations
As a general matter, our Board and the Compensation Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 requires us to recognize an expense for the fair value of share-based compensation awards. Grants of equity incentive awards under the 2017 Plan are accounted for under FASB ASC Topic 718. The Board and the Compensation Committee consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our long-term incentive program. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our share-based compensation awards with our overall executive compensation philosophy and objectives.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers (the “covered employees”). Generally, compensation in excess of $1,000,000 paid to each of the covered employees will not be deductible by us. While the Compensation Committee considers the impact of Section 162(m) of the Code when designing and implementing our compensation programs, the Compensation Committee will continue to develop compensation programs that use a full range of criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax-deductible if we determine that is appropriate.
Hedging and Pledging Policy
We have an insider trading policy, which, among other items, expressly prohibits Covered Persons (defined as our and our subsidiaries’ officers, directors and employees) as well as their immediate families and members of their households, from engaging in transactions of a speculative nature involving our common stock, including, but not limited to, buying or selling puts or calls or other derivative securities based on our common stock. In addition, such persons are prohibited from engaging in short sales of our common stock or entering into hedging or monetization transactions or similar arrangements with respect to our common stock (other than with respect to common stock granted under our employee stock purchase plan).
Stock Ownership Guidelines
To further align the long-term interests of our executives and our stockholders, in connection with our IPO, we adopted stock ownership guidelines applicable to our Chief Executive Officer, other executive officers and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):
Group	Required ownership
Chief Executive Officer	5 times annual base salary
President / Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer
Our executives and non-employee directors have five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For the purposes of these stock ownership guidelines, the annual consulting fee received by Mr. West under his consulting agreement with us will be deemed to be his annual cash retainer. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and shares underlying vested and certain unvested, in-the-money options to purchase common stock are included. Shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included. As of the end of Fiscal 2023, all of our executive officers were in compliance with these guidelines.
Clawback Policies
In order to encourage sound financial reporting and enhance individual accountability, we maintain a discretionary clawback policy for our executive officers (the “Incentive Compensation Recoupment Policy”), which provides that if our financial statements are restated, we may seek to recover or cancel any cash-based incentive or performance-based equity compensation paid or payable that was awarded as a result of achieving financial performance goals that are not met under the restated financial results. In Fiscal 2023, we amended our Incentive Compensation Recoupment Policy to cover Executive Vice Presidents and Senior Vice Presidents of the Company, and to allow for recovery of compensation if a covered person engages in certain types of misconduct. Additionally, in Fiscal 2023, we adopted our Dodd-Frank Clawback Policy consistent with the requirements recently adopted by the SEC and the New York Stock Exchange (the

“Dodd-Frank Policy” and, together with the Incentive Compensation Recoupment Policy, the “Clawback Policies”). Under the Dodd-Frank Policy, except for certain enumerated exceptions, we are required to recoup erroneously received incentive-based compensation from each current or former executive officer of the Company if we are required to prepare a restatement due to material noncompliance with financial reporting requirements under U.S. securities laws. For the complete terms of our Incentive Compensation Recoupment Policy and our Dodd-Frank Policy, please see exhibits 10.56 and 97, respectively, of our Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on February 22, 2024.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Report.
COMPENSATION COMMITTEE
Norman Axelrod (Chairperson)
Melissa Kersey
Peter Starrett

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table contains information about the compensation paid to or earned by each of our NEOs during Fiscal 2021, Fiscal 2022 and Fiscal 2023.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option awards ($)(4)	Non-equity incentive plan Compensation ($)	All other Compensation ($)(5)	Total ($)
Thomas V. Taylor – Chief Executive Officer	2023	1,054,231	—	13,710,223	—	0	752,380	15,516,834
	2022	1,025,385	—	3,605,000	—	1,007,880	644,049	6,282,314
	2021	1,000,000	—	825,049	824,938	2,000,000	493,674	5,143,661
Bryan H. Langley – Executive Vice President and Chief Financial Officer(1)	2023	395,192	—	1,500,249	—	0	5,481	1,900,922
	2022	302,039	—	871,720	—	116,373	5,700	1,295,832
	2021	—	—	—	—	—	—	—
Trevor S. Lang – President(2)	2023	615,385	—	8,800,086	—	0	8,667	9,424,138
	2022	536,808	—	800,000	—	295,481	8,058	1,640,347
	2021	479,462	—	237,573	237,474	623,300	8,475	1,586,284
David V. Christopherson – Executive Vice President, Chief Administrative Officer & Chief Legal Officer(3)	2023	470,193	—	3,700,161	—	0	6,951	4,177,305
	2022	442,308	—	600,000	—	226,074	6,307	1,274,689
	2021	396,154	—	151,079	151,010	475,385	6,385	1,180,013
Brian K. Robbins – Executive Vice President, Business Development Strategy(6)	2023	462,116	—	2,550,135	—	0	11,121	3,023,372
	2022	447,323	—	550,000	—	228,637	12,700	1,238,660
	2021	430,662	—	151,079	151,010	516,794	9,136	1,258,681

(1)
Mr. Langley was promoted to Executive Vice President and Chief Financial Officer on November 29, 2022; previously he served as Senior Vice President, Finance and was not an NEO.

(2)
Mr. Lang was promoted to President on November 29, 2022; previously he served as Executive Vice President and Chief Financial Officer.

(3)
Mr. Christopherson was promoted to Executive Vice President, Chief Administrative Officer and Chief Legal Officer on February 22, 2024; previously he served as Executive Vice President, Secretary and General Counsel.

(4)
Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in Fiscal 2023 computed in accordance with the FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2023 contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on February 22, 2024. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

(5)
Amounts in this column also include (i) 401(k) employer matching contributions of $5,192, $7,425, $6,231 and $7,425 and for Messrs. Langley, Lang, Christopherson, Robbins, respectively; (ii) employer-paid group term life insurance premiums of $2,322, $289, $1,242, $720, and $3,696 for Messrs. Taylor, Langley, Lang, Christopherson and Robbins, respectively; and (iii) employer-incurred costs under the Company’s aircraft policy in respect of commuting and personal travel by Mr. Taylor and/or his guests in the amount of $750,058, of which $516,276 related to commuting-related costs and $233,782 related to personal travel costs.

(6)
Mr. Robbins’s employment with the Company ended on March 1, 2024.

Grants of Plan-Based Awards Table for Fiscal 2023
The following table contains information about each grant of an award made to our NEOs under any incentive plan in Fiscal 2023:
Name	Type of Award	Grant Date or Performance Period	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Restricted Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas V. Taylor	Annual Cash Incentive Bonus	2/27/2023	—	1,325,000	2,650,000	—	—	—	—	—
	RSU	2/27/2023	—	—	—	—	—	—	20,525	1,855,050
	PSU	2/27/2023	—	—	—	10,263	20,525	41,050	—	1,855,050
	Special PSU	2/27/2023	—	—	—	71,918	107,322	142,727	—	10,000,123
Bryan H. Langley	Annual Cash Incentive Bonus	2/27/2023	—	240,000	480,000	—	—	—	—	—
	RSU	2/27/2023	—	—	—	—	—	—	2,767	250,081
	PSU	2/27/2023	—	—	—	1,384	2,767	5,534	—	250,081
	Special PSU	2/27/2023	—	—	—	7,193	10,733	14,274	—	1,000,087
Trevor S. Lang	Annual Cash Incentive Bonus	2/27/2023	—	437,500	875,000	—	—	—	—	—
	RSU	2/27/2023	—	—	—	—	—	—	4,426	400,022
	PSU	2/27/2023	—	—	—	2,213	4,426	8,852	—	400,022
	Special PSU	2/27/2023	—	—	—	57,534	85,857	114,181	—	8,000,042
David V. Christopherson	Annual Cash Incentive Bonus	2/27/2023	—	308,750	617,500	—	—	—	—	—
	RSU	2/27/2023	—	—	—	—	—	—	3,873	350,042
	PSU	2/27/2023	—	—	—	1,937	3,873	7,746	—	350,042
	Special PSU	2/27/2023				21,576	32,197	42,819	—	3,000,077
Brian K. Robbins	Annual Cash Incentive Bonus	2/27/2023	—	302,250	604,500	—	—	—	—	—
	RSU	2/27/2023	—	—	—	—	—	—	3,043	275,026
	PSU	2/27/2023	—	—	—	1,522	3,043	6,086	—	275,026
	Special PSU	2/27/2023				14,384	21,465	28,546	—	2,000,083

(1)
Constitutes target and maximum award opportunities for our NEOs under the 2023 Bonus Program based on salaries earned in Fiscal 2023. See “— Fiscal 2023 Compensation — Elements of Our Executive Compensation Program — Annual Cash Incentive Bonuses” for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2023.

(2)
Constitutes target and maximum award opportunities for our NEOs under the performance-based vesting of PSUs as outlined in the “— Fiscal 2023 Compensation — Elements of Our Executive Compensation Program — Fiscal 2023 Equity Awards” section.

(3)
Constitutes time-vested restricted stock unit awards granted to our NEOs. See “— Fiscal 2023 Compensation — Elements of Our Executive Compensation Program — Fiscal 2023 Equity Awards”.

(4)
Pursuant to the SEC rules, RSUs and PSUs are valued in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2023 contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on February 22, 2024. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2023
The following table contains information about outstanding equity awards as of the last day of Fiscal 2023 for each of our NEOs:
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not yet vested (#)(2)	Market value of shares or units of stock that have not yet vested ($)(2)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(3)
Thomas Taylor	9/30/2016	68,397	—	9.99	9/30/2026
	4/26/2017	224,618	—	21.00	4/26/2027
	11/2/2018	135,301	—	31.98	11/2/2028
	2/24/2020	42,375	14,125	57.70	2/24/2030	1,788	203,635
	3/1/2021	9,880	9,879	95.68	3/1/2031	4,311	490,980
	2/28/2022					12,568	1,431,370
	2/27/2023					20,525	2,337,592
	2/27/2023							10,263	1,168,853
	2/27/2023					36,513	4,158,466	56,424	6,426,129
Bryan Langley	5/20/2014	2,575	—	5.26	5/20/2024
	7/13/2016	3,110	—	7.59	7/13/2026
	9/30/2016	1,159	—	9.99	9/30/2026
	4/26/2017	2,830	—	21.00	4/26/2027
	11/6/2017	2,512	—	40.48	11/6/2027
	11/2/2018	4,101	—	31.98	11/2/2028
	5/6/2019	4,592	—	44.05	5/6/2029
	2/24/2020	1,815	605	57.70	2/24/2030	230	26,195
	3/1/2021	429	428	95.68	3/1/2031	561	63,892
	2/28/2022					899	102,387
	11/29/2022					7,363	838,572
	2/27/2023					2,767	315,134
	2/27/2023							1,384	157,624
	2/27/2023					3,652	415,926	5,643	642,681
Trevor Lang	9/30/2016	13,000	—	9.99	9/30/2026
	4/26/2017	44,116	—	21.00	4/26/2027
	11/2/2018	38,951	—	31.98	11/2/2028
	2/24/2020	12,198	4,067	57.70	2/24/2030	515	58,653
	2/24/2020(4)					12,999	1,480,456	42,936	4,889,981
	3/1/2021	2,844	2,844	95.68	3/1/2031	1,241	141,337
	2/28/2022					2,441	278,005
	8/8/2022					724	82,456
	2/27/2023					4,426	504,077
	2/27/2023							2,213	252,039
	2/27/2023					29,210	3,326,727	45,139	5,140,881
David Christopherson	2/24/2020	—	2,586	57.70	2/24/2030	328	37,356
	2/24/2020(4)					4,333	493,485	14,313	1,630,108
	3/1/2021	—	1,808	95.68	3/1/2031	789	89,859
	2/28/2022					2,093	238,372
	2/27/2023					3,873	441,096
	2/27/2023							1,937	220,605

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not yet vested (#)(2)	Market value of shares or units of stock that have not yet vested ($)(2)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(3)
	2/27/2023					10,954	1,247,551	16,928	1,927,930
Brian Robbins	2/24/2020	—	2,586	57.70	2/24/2030	328	37,356
	2/24/2020(4)					6,500	740,285	21,469	2,445,104
	3/1/2021	1,809	1,808	95.68	3/1/2031	789	89,859
	2/28/2022					1,918	218,441
	2/27/2023					3,043	346,567
	2/27/2023							1,522	173,341
	2/27/2023					7,303	831,739	11,285	1,285,249

(1)
Unexercisable stock options outstanding as of the end of Fiscal 2023 for each NEO vest as follows:

Vesting Date	T. Taylor	B. Langley	T. Lang	D. Christopherson	B. Robbins
2/24/2024	14,125	605	4,067	2,586	2,586
3/1/2024	4,939	214	1,422	904	904
3/1/2025	4,940	214	1,422	904	904
Total	24,004	1,033	6,911	4,394	4,394

(2)
Restricted stock and restricted stock units outstanding as of the end of Fiscal 2023 for each NEO vests as follows:

Vesting Date	T. Taylor	B. Langley	T. Lang	D. Christopherson	B. Robbins
2/24/2024	1,788	230	13,514	4,661	6,828
2/27/2024	6,841	922	1,475	1,290	1,014
2/28/2024	6,284	449	1,220	1,046	959
3/1/2024	2,155	281	620	394	394
8/8/2024			362
11/29/2024		2,454
2/27/2025	18,891	1,835	8,778	4,030	2,840
2/28/2025	6,284	450	1,221	1,047	959
3/1/2025	2,156	280	621	395	395
8/8/2025			362
11/29/2025		2,455
2/27/2026	31,306	1,836	8,778	4,030	2,841
11/29/2026		2,454
2/27/2027		1,826	14,605	5,477	3,651
Total	75,705	15,472	51,556	22,370	19,881
The reported value of the restricted stock and restricted stock unit awards is based on the closing stock price on December 28, 2023, the last trading day of Fiscal 2023.

(3)
The NEOs’ performance restricted units (PSUs) vest after a three-year performance period ending December 25, 2025, subject to achievement of EBIT-based specified earnings and EBIT-based ROIC targets, specified relative total shareholder return against a specified peer group, and continued service through the date the Compensation Committee certifies the extent to which the applicable performance metrics have been met. The NEOs’ Special PSUs vest after a three-year performance period ending on December 25, 2025, subject to achievement of the performance metrics and such NEO’s continued employment through the fourth anniversary of the date of grant (or, in the case of Mr. Taylor, the third anniversary of the date of grant). See “Potential Payments upon Termination or Change in Control” for treatment of PSUs upon certain terminations of employment. The reported value of the PSUs is based on the closing stock price on December 28, 2023, the last trading day of Fiscal 2023.

(4)
Messrs. Lang’s, Christopherson’s and Robbins’s performance shares (PRSs) are earned upon the completion of the three-year performance period ending December 29, 2022, based on the achievement of EBIT-based specified earnings and EBIT-based ROIC targets, specified relative total shareholder return against a specified peer group, and continued service through February 24, 2024. In Fiscal 2023, in accordance with the terms of the PRS awards, the Compensation Committee determined that the performance targets applicable to the PRS awards were achieved. Accordingly, the PRS awards vested on February 24, 2024 for Messrs. Lang, Christopherson and Robbins. The reported value of the PRSs is based on the closing stock price on December 28, 2023, the last trading day of Fiscal 2023.

Option Exercises and Stock Vested During Fiscal 2023
The following table provides information regarding option exercises by the NEOs and stock awards that vested, in each case during Fiscal 2023:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas V. Taylor	100,000	10,051,000	196,671	17,896,696
Bryan H. Langley	—	—	4,015	364,305
Trevor S. Lang	—	—	2,717	251,895
David V. Christopherson	25,565	1,807,747	19,923	1,777,799
Brian K. Robbins	19,504	1,123,490	1,680	152,657

(1)
The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

(2)
The value realized is computed as the shares of stock or units multiplied by the closing price of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control
In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2023 (except as otherwise noted).
Thomas V. Taylor
Under Mr. Taylor’s Employment Agreement, if we terminate Mr. Taylor’s employment without Cause or do not renew it or if Mr. Taylor resigns for Good Reason, he is entitled to receive (i) any accrued and unpaid base salary and benefits and payments pursuant to the terms of any benefit plan (collectively, the “Accrued Benefits”), and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (w) two times Mr. Taylor’s annual base salary, payable over 24 months; (x) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (y) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; and (z) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination. In addition, with respect to any vested stock options held by Mr. Taylor at the time of his termination of employment without Cause or for Good Reason, such stock options will remain exercisable for a period of 90 days following the date of such termination.
We generally may terminate Mr. Taylor’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Board, or his refusal to follow the directives of the Board that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.
Mr. Taylor generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Taylor’s Employment Agreement by us that is not cured within 60 days.
In the event of Mr. Taylor’s death or disability, Mr. Taylor or his personal representatives or heirs will receive (i) his Accrued Benefits, (ii) his base salary for 12 months, (iii) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination, and (iv) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. Additionally, Mr. Taylor’s vested options will be exercisable for 12 months after his termination due to death or disability. If Mr. Taylor’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs, the RSUs scheduled to vest on the next vesting date will immediately vest upon Mr. Taylor’s death.
In the event that Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason within one year following a Change in Control (as defined in his Employment Agreement), Mr. Taylor will be entitled to receive (i) the Accrued Benefits, and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (v) two times Mr. Taylor’s annual base salary; (w) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (x) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; (y) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination and (z) an amount equal to two times Mr. Taylor’s target annual incentive bonus. In addition, with respect to the outstanding PSUs (excluding the Special PSUs), in the event Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason, in each case, within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) Mr. Taylor’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) Mr. Taylor executing a valid release of claims, 100% of the target number of PSUs granted will vest.
Bryan H. Langley
Under Mr. Langley’s Employment Agreement, if we terminate Mr. Langley’s employment without Cause or do not renew it or if Mr. Langley resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Langley executing a valid release of claims, severance pay equal to Mr. Langley’s annual base salary, payable over 12 months.
We may terminate Mr. Langley’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Company that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

Mr. Langley generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of the Langley Employment Agreement by us, in each case that is not cured within 60 days.
With respect to Mr. Langley’s RSUs, if Mr. Langley’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs, the RSUs scheduled to vest on the next vesting date will immediately vest upon Mr. Langley’s death.
With respect to Mr. Langley’s PSUs (excluding the Special PSUs), in the event Mr. Langley’s employment is terminated by us without Cause within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) Mr. Langley’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) Mr. Langley executing a valid release of claims, 100% of the target number of PSUs granted will vest.
Trevor S. Lang
Under Mr. Lang’s Employment Agreement, if we terminate Mr. Lang’s employment without Cause or do not renew it or if Mr. Lang resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Lang executing a valid release of claims, severance pay equal to Mr. Lang’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Lang at the time of his termination of employment without Cause or for Good Reason will remain exercisable for a period of 90 days following the date of such termination.
We may terminate Mr. Lang’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for, a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Company that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.
Mr. Lang generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Lang’s Employment Agreement by us, in each case that is not cured within 60 days.
With respect to Mr. Lang’s RSUs, if Mr. Lang’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs, the RSUs scheduled to vest on the next vesting date will immediately vest upon Mr. Lang’s death.
With respect to Mr. Lang’s PSUs (excluding the Special PSUs), in the event Mr. Lang’s employment is terminated by us without Cause within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) Mr. Lang’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) Mr. Lang executing a valid release of claims, 100% of the target number of PSUs granted will vest.
David V. Christopherson
On February 22, 2024, in connection with Mr. Christopherson’s promotion to Executive Vice President, Chief Administrative Officer & Chief Legal Officer of the Company, we entered into an amendment to Mr. Christopherson’s Employment Agreement (the “Christopherson Amendment”), which is attached to our Current Report on Form 8-K, filed with the SEC on February 22, 2024. Under Mr. Christopherson’s Employment Agreement, if we terminate Mr. Christopherson’s employment without Cause or do not renew it or if Mr. Christopherson resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Christopherson executing a valid release of claims, severance pay equal to

Mr. Christopherson’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Christopherson at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.
We may terminate Mr. Christopherson’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Financial Officer or Chief Executive Officer, or his refusal to follow the directives of Company that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.
Mr. Christopherson generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Christopherson’s Employment Agreement by us, in each case that is not cured within 60 days.
With respect to Mr. Christopherson’s RSUs, if Mr. Christopherson’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs, the RSUs scheduled to vest on the next vesting date will immediately vest upon Mr. Christopherson’s death.
With respect to Mr. Christopherson’s PSUs (excluding the Special PSUs), in the event Mr. Christopherson’s employment is terminated by us without Cause within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) Mr. Christopherson’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) Mr. Christopherson executing a valid release of claims, 100% of the target number of PSUs granted will vest.
Brian K. Robbins
Under Mr. Robbins’s Employment Agreement, if we terminated Mr. Robbins’s employment without Cause prior to March 1, 2024, he was entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Robbins executing a valid release of claims, severance pay equal to Mr. Robbins’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Robbins at the time of his termination of employment without Cause remained exercisable for a period of 90 days following the date of such termination. Pursuant to Mr. Robbins’s Employment Agreement addendum, dated August 25, 2023, Mr. Robbins’s employment terminated automatically following the completion of Mr. Robbins’s transition services period on March 1, 2024. In accordance with his Employment Agreement addendum, Mr. Robbins will be eligible to receive his annual bonus for Fiscal 2023 and to vest in his outstanding equity awards under the 2017 Plan.
With respect to Mr. Robbins’s RSUs, if Mr. Robbins’s death occurred within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs, the RSUs scheduled to vest on the next vesting date would immediately vest upon Mr. Robbins’s death.
With respect to Mr. Robbins’s PSUs (excluding the Special PSUs), in the event Mr. Robbins’s employment was terminated by us without Cause within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) Mr. Robbins’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) Mr. Robbins executing a valid release of claims, 100% of the target number of PSUs granted would vest.

Name	Cash Payments ($)	Continuation of Welfare Plans ($)	Equity Vesting ($)
Thomas V. Taylor
Termination Without Cause	3,623,940(1)	25,856(2)
Company Non-Renewal/Resignation for Good Reason	3,623,940(1)	25,856(2)
Death/Disability	2,385,000(3)		1,494,806(6)
Termination Without Cause Within One Year Following a Change in Control	6,273,940(4)	25,856(2)	2,337,592(7)
Resignation for Good Reason Within One Year Following a Change in Control	6,273,940(4)	25,856(2)	2,337,592(7)
Bryan H. Langley
Termination Without Cause/Company Non-Renewal/ Resignation for Good Reason	400,000(5)
Death/Disability			214,341(6)
Termination Without Cause Within One Year Following a Change in Control			315,134(7)
Trevor S. Lang
Termination Without Cause	625,000(5)
Company Non-Renewal/Resignation for Good Reason	625,000(5)
Death/Disability			306,934(6)
Termination Without Cause Within One Year Following a Change in Control			504,077(7)
David V. Christopherson
Termination Without Cause/Company Non-Renewal/ Resignation for Good Reason	475,000(5)
Death/Disability			266,047(6)
Termination Without Cause Within One Year Following a Change in Control			441,096(7)
Brian K. Robbins
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	465,000(5)
Death/Disability			224,705(6)
Termination Without Cause Within One Year Following a Change in Control			346,567(7)

(1)
Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2023, plus (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination.

(2)
Represents our payment for the employer portion of the cost of continuation health coverage for his family for 24 months following his termination.

(3)
Represents an amount equal to (i) his base salary in effect at the end of Fiscal 2023, plus (ii) the annual incentive bonus earned with respect to the year of his termination. This amount assumes that for Fiscal 2023, the annual incentive bonus was earned at target.

(4)
Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2023, (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination, plus (iii) an amount equal to two times his target bonus (at the target bonus rate for the fiscal year of his termination).

(5)
Represents an amount equal to his base salary in effect at the end of Fiscal 2023. For Mr. Robbins, this amount reflects what he would have been entitled to under his Employment Agreement for a Termination Without Cause/Company Non-Renewal/Resignation for Good Reason prior to March 1, 2024.
(6)
Represents the value of accelerated vesting of any outstanding RSUs that would have vested in the six-month period following the date of such termination of employment, using our closing stock price of $113.89 on December 28, 2023.

(7)
Represent the value of accelerated vesting of any outstanding PSUs, assuming a payout percentage of 100% of the target number of PSUs granted, using our closing stock price of $113.89 on December 28, 2023. All PSUs that were outstanding as of December 28, 2023 were forfeited in accordance with their terms.

CEO Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, which was mandated by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Tom Taylor, our Chief Executive Officer (our “CEO”) and Principal Executive Officer (“PEO”), based on data as of December 28, 2023 (the “Determination Date”).
Our employee population consists of a significant number of part-time employees, many of whom are also compensated on an hourly basis. Approximately 92% of our employees are compensated on an hourly basis, and part-time employees represent approximately 23% of our total workforce. Our median employee in Fiscal 2023 was determined to be a full-time hourly employee.
For Fiscal 2023:
•
The median of the annual total compensation of all employees of our company (other than our CEO) was determined to be $33,404, and

•
the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement was $15,516,834.

Based on this information, for Fiscal 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 465 to 1.
This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
•
We determined that, as of the Determination Date, our employee population consisted of approximately 12,783 individuals with 99.9% of these employees located in the United States and 0.1% located outside of the United States. This population consisted of our full-time, part-time, and temporary employees.

•
We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary, wages, overtime pay, bonuses and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2023. We did not annualize the compensation for any employee in identifying our median employee.

•
We identified our median employee by consistently applying this compensation measure to all our employees included in the analysis.

After we identified our median employee, we calculated such employee’s annual total compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $33,404.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this proxy statement.

Pay Versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Act, we are providing the following information about the relationship between “compensation actually paid” to our PEO and average “compensation actually paid” to our NEOs and the financial performance of the Company for Fiscal 2023, Fiscal 2022, Fiscal 2021 and Fiscal 2020. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based On(4):		Net Income (in millions)(5)	Net Sales (in millions)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
	(a)	(b)	(c)	(d)	(e)	(f)
2023	$15,516,834	$23,458,383	$4,631,434	$7,186,862	$226.42	$180.77	$246.0	$4,413.9
2022	$6,282,314	$(14,905,219)	$1,362,382	$(1,990,516)	$141.13	$161.70	$298.2	$4,264.5
2021	$5,143,661	$23,822,167	$1,477,609	$5,718,110	$258.41	$201.50	$283.2	$3,433.5
2020	$13,929,515	$36,101,391	$3,339,331	$8,352,669	$184.59	$126.85	$195.0	$2,425.8

(1)
The PEO reflected in these columns for Fiscal 2020, Fiscal 2021, Fiscal 2022, and Fiscal 2023 is Thomas V. Taylor. The dollar amounts reported in column (a) are the amounts of total compensation reported for Mr. Taylor for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation — Compensation of our Named Executive Officers — Summary Compensation Table.”

(2)
The dollar amounts reported in columns (b) and (d) represent the amount of Compensation actually paid (“CAP”) to our PEO and Non-PEO NEOs. The amounts are calculated in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT for each of the applicable fiscal years. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Taylor or our other non-PEO NEOs during the applicable fiscal year. The fair values of equity compensation are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2023 contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on February 22, 2024:

PEO SCT Total to CAP Reconciliation:	2023	2022	2021	2020
SCT Total	$15,516,834	$6,282,314	$5,143,661	$13,929,515
Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(13,710,223)	$(3,605,000)	$(1,649,987)	$(11,650,000)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$17,412,632	$2,676,465	$2,518,820	$20,518,754
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,419,609	$(13,222,876)	$12,974,839	$11,883,343
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$4,157,763	$(7,036,122)	$4,834,834	$1,419,779

PEO SCT Total to CAP Reconciliation:	2023	2022	2021	2020
Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(1,338,232)	$—	$—	$—
Compensation Actually Paid	$23,458,383	$(14,905,219)	$23,822,167	$36,101,391

Average Non-PEO NEOs SCT Total to CAP Reconciliation:	2023	2022	2021	2020
SCT Total Compensation	$4,631,434	$1,362,382	$1,477,609	$3,339,331
Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(4,137,658)	$(562,500)	$(401,063)	$(2,526,000)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$5,261,580	$568,790	$565,023	$4,420,337
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,424,528	$(2,263,801)	$3,041,857	$2,760,419
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$186,654	$(1,095,387)	$1,034,684	$358,582
Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(179,676)	$—	$—	$—
Compensation Actually Paid	$7,186,862	$(1,990,516)	$5,718,110	$8,352,669

(3)
The non-PEO NEOs reflected in these columns are, (i) for Fiscal 2020 and Fiscal 2021: Trevor S. Lang, Lisa G. Laube, Brian K. Robbins, and David V. Christopherson; and (ii) for Fiscal 2022 and 2023: Bryan H. Langley, Trevor S. Lang, David V. Christopherson and Brian K. Robbins. The dollar amounts reported in column (c) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Taylor) in the “Total” column of the SCT for each applicable year.

(4)
The amounts reported in columns (e) and (f) represent cumulative total return to holders of our common stock against the cumulative total return of our peer entities, represented by the S&P 500 Home Improvement Retail Index, from December 26, 2019 (the last trading day before Fiscal 2020) through December 28, 2023, calculated from the market close on the last trading day before Fiscal 2020 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated, respectively. The S&P 500 Home Improvement Retail Index is the same industry index referenced in our Annual Report on Form 10-K for Fiscal 2023. The total shareholder return for each investment assumes that $100 was invested in our Class A common stock and the respective index on December 26, 2019 through December 28, 2023, including reinvestment of any dividends.

(5)
The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.

(6)
Net sales is calculated in accordance with GAAP, as reflected in our audited financial statements. While we use various performance measures for the purpose of evaluating performance for our compensation programs, we have determined that net sales is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance.

Required Tabular Disclosure of Most Important Measures to Determine Fiscal 2023 CAP
As described in greater detail in “Executive Compensation — Compensation Discussion and Analysis,” the Company’s executive compensation program reflets a pay-for-performance philosophy, where compensation is paid subject to achieving financial performance levels that align with our strategic and financial priorities. We consider the metrics in the table below to be the most important financial performance measures utilized by the Company to link CAP for Fiscal 2023 to the Company’s performance.
•
Net Sales

•
Comparable Store Sales

•
Earnings Before Interest and Taxes (“EBIT”)

Relationship Between Company TSR and Peer Group TSR; Financial Performance Measures and CAP
As described in more detail in the section “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy, where compensation is paid subject to achieving financial performance levels that align with our strategic and financial priorities. The Company generally seeks to incentivize long-term performance through long-term incentive equity awards. The calculation of “compensation actually paid”, as computed in accordance with Item 402(v) of Regulation S-K, is affected by, among other things, the impact of changing stock price on the fair value of outstanding long-term incentive equity awards. Various other factors can also negatively impact the fair value of outstanding long-term incentive equity awards, and thereby reduce “compensation actually paid”, even when financial metrics are met. As a result, “compensation actually paid” as presented in the Pay Versus Performance table for a particular year may appear to decrease while our non-TSR financial performance measures are positive (for example, in Fiscal 2022). Nevertheless, over time, we view long-term incentive equity awards as an effective and important means of aligning executive compensation with our strategic and financial priorities.

FND and Peer Group TSR vs. Compensation Actually Paid
$300
$250
$200
$150
$100
$50
$0
Value of $100 Investment From 12/26/2019
$40
$30
$20
$10
$0
($10)
($20)
Compensation Actually Paid ($M)
$36.10
$258.41
$226.42
$201.50
$23.82
$23.46
$184.59
$161.70
$180.77
$8.35
$5.72
$141.13
$7.19
$100.00
$126.85
($1.99)
($14.91)
12/26/2019
12/31/2020
12/30/2021
12/29/2022
12/28/2023
Average NEO CAP ($M)
PEO CAP ($M)
FND
SP 500 Home Improvement Retail

FND Net Sales vs. Compensation Actually Paid
Net Sales
Compensation Actually Paid
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$40
$30
$20
$10
$0
($10)
($20)
$36.10
$8.35
$2,425.8
$23.82
$5.72
$3,433.5
($14.91)
($1.99)
$4,264.5
$23.46
$7.19
$4,413.9
12/31/2020
12/30/2021
12/29/2022
12/28/2023
PEO CAP ($M)
Average NEO CAP ($M)
Net Sales

FND Net Income vs. Compensation Actually Paid
Net Income
Compensation Actually Paid
$350
$300
$250
$200
$150
$100
$50
$0
$40
$30
$20
$10
$0
($10)
($20)
$36.10
$8.35
$195.0
$23.82
$5.72
$283.2
($14.91)
($1.99)
$298.2
$23.46
$7.19
$246.0
12/31/2020
12/30/2021
12/29/2022
12/28/2023
PEO CAP ($M)
Average NEO CAP ($M)
Net Income

Compensation of our Directors for Fiscal 2023
Director Compensation(1)(2)(3)(4)(5)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Totals ($)
Norman Axelrod (Chairman)	$222,500	$140,089	$—	$362,589
Peter Starrett	$90,000	$140,089	$—	$230,089
George Vincent West(3)	$—	$—	$100,000	$100,000
Melissa Kersey	$60,000	$91,193	$—	$151,193
Charles Young	$87,500	$140,089	$—	$227,589
Felicia Thornton	$—	$240,049	$—	$240,049
Richard Sullivan	$90,000	$140,089	$—	$230,089
Ryan Marshall	$90,000	$140,089	$—	$230,089
Dwight James	$87,500	$140,089	$—	$227,589
William Giles	$105,000	$140,089	$—	$245,089

(1)
For information regarding the compensation of Mr. Taylor, see “Compensation of our Named Executive Officers — Summary Compensation Table for Fiscal 2023.”

(2)
As of December 28, 2023, no directors held exercisable options.

(3)
George Vincent West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $100,000. Either party may terminate the consulting agreement at any time upon 30 days written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions.

(4)
The table below discloses the aggregate number of outstanding restricted stock units held by each Non-Employee Director as of December 28, 2023.

Name	Restricted Stock Units Outstanding
Axelrod, Norman	1,550
Starrett, Peter	1,550
Kersey, Melissa	1,009
Young, Charles	1,550
Thornton, Felicia	2,656
Sullivan, Richard	1,550
Marshall, Ryan	3,015
James, Dwight	1,550
Giles, William	1,550

(5)
For Fiscal 2023, Messrs. Taylor and West did not receive compensation for their services as directors. All other Directors (collectively, “Non-Employee Directors”) each earned director fees in Fiscal 2023 as provided in the above table and as described below:

For Fiscal 2023, our Non-Employee Directors were paid the following fees:
•
an annual cash retainer of $80,000;

•
an additional annual cash retainer of $125,000 to the non-executive chair of our Board;

•
an additional annual cash retainer of $25,000 to the chair of our Audit Committee;

•
an additional annual cash retainer of $20,000 to the chair of our Compensation Committee;

•
an additional annual cash retainer of $20,000 to the chair of our Nominating Committee

•
an additional annual cash retainer of $10,000 to a non-chair member of our Audit Committee;

•
an additional annual cash retainer of $10,000 to a non-chair member of our Compensation Committee; and

•
an additional annual cash retainer of $7,500 to the non-chair of our Nominating Committee.

In addition, in Fiscal 2023, our Board approved a grant of 1,009 restricted stock units to Ms. Kersey and 1,550 restricted stock units to each of our other Non-Employee Directors, which will vest in full on the first anniversary of grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date.
Directors who are not Non-Employee Directors will not receive any compensation for their services as directors.
We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings.
We maintain a Director Deferred Compensation Program. Under the Director Deferred Compensation Program, Non-Employee Directors may elect in advance to defer all or part of their annual cash and equity retainer fees received in connection with their service on the board. Elections to defer annual retainer fees must be made prior to the end of the calendar year immediately preceding the calendar year in which such annual retainer fees would otherwise be paid. For Fiscal 2023, we discontinued elections under the Director Deferred Compensation Program.
A Non-Employee Director may elect, prior to the end of the calendar year immediately preceding the calendar year in which such cash fees would otherwise be paid, to receive all or any portion of the cash retainer and meeting fees in the form of restricted shares (or, commencing with cash fees received in Fiscal 2023, restricted share units), which will vest in full upon the first anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers for the fiscal year ended December 28, 2023. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Pursuant to our most recent say-on-frequency vote held at our 2018 annual meeting of the stockholders, the Board recommended, and the stockholders approved, that such advisory vote would be conducted every year.
As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to (i) attract and retain an exceptional executive team needed to outperform our peers and execute our strategy; (ii) drive our short- and long-term growth objectives; (iii) align the interests of our executive team with that of our shareholders; and (iv) promote a performance orientation within the organization. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis above and the compensation tables and narrative discussion included in that section for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 28, 2023, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Other Board Information — Stockholder and Interested Party Communications” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 28, 2023, AS DISCLOSED IN THESE PROXY MATERIALS.

ADVISORY VOTE ON SAY-ON-FREQUENCY VOTE (PROPOSAL 4)
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our NEOs (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur every year, every two years or every three years or stockholders may abstain from making a recommendation.
Our prior Say on Frequency vote occurred in 2018, with the majority of stockholders voting to hold the advisory Say on Pay vote every year. As such, we have sought an advisory Say on Pay vote annually since 2018, and we believe that seeking an advisory Say on Pay vote every year remains the best choice for the Company and its stockholders at the present time because it will allow our stockholders to continue to provide frequent, direct input on our compensation policies and practices, and the resulting compensation for our NEOs. Stockholders will continue to have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.
While the Board has determined that the say-on-pay vote shall be held annually, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote through the resolution set forth above. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve executive compensation.
The alternative receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on an advisory basis, of our stockholders.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information, as of the end of Fiscal 2023, with respect to the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), the 2017 Plan, and the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), under which securities are authorized for issuance.
Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options(3)	Number of securities remaining available for future issuance under the equity compensation plans(4)
Equity compensation plans approved by security holders	1,607,341	$28.51	6,333,338
Equity compensation plans not approved by security holders	—	—	—

(1)
The 2011 Plan, the 2017 Plan and the ESPP are the only equity compensation plans that we have adopted, each of which has been approved by our stockholders. No future securities will be issued under the 2011 Plan.

(2)
The amount in this column excludes purchase rights under the ESPP.

(3)
Represents the weighted-average exercise price of outstanding stock options and does not include restricted shares held by certain employees and non-employee directors.

(4)
Includes 5,187,323 shares that were available for future issuance under the 2017 Plan and 1,146,015 shares that were available for issuance under the ESPP. Does not include the 1,607,341 shares issuable upon exercise of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2024, by:
•
each of our directors and NEOs;

•
all of our directors, director nominees, executive officers and certain other officers as a group; and

•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 13, 2024. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Floor and Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339.
Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Total Percentage Beneficially Owned(1)
Named Executive Officers and Directors:
Thomas V. Taylor	623,592(2)	*
Trevor S. Lang	234,734(3)	*
Bryan H. Langley	24,319(4)	*
David V. Christopherson	4,544(5)	*
Brian K. Robbins(6)	2,947(7)
Steven A. Denny	1,641(8)	*
Ersan Sayman	130,032(9)	*
Norman H. Axelrod	456,102(10)	*
George Vincent West	586,568(11)	*
Peter M. Starrett	133,189(12)	*
Richard L. Sullivan	9,189(13)	*
Felicia D. Thornton	17,401(14)	*
Ryan R. Marshall	4,334(15)	*
Melissa Kersey(16)	1,009(17)	*
Charles D. Young	4,963(18)	*
William T. Giles	7,449(19)	*
Dwight L. James	4,256(20)	*
All directors and executive officers as a group (16 persons)	2,248,942	2.1%
5% Stockholders:
BlackRock, Inc.(21)	16,150,124(22)	15.1%
Capital World Investors(23)	11,908,550(24)	11.1%
The Vanguard Group, Inc.(25)	9,658,747(26)	9.0%
Capital Research Global Investors(27)	6,537,191(28)	6.1%
T. Rowe Price Associates, Inc.(29)	6,293,331(30)	5.9%

*
Represents ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Consists of (i) 33,938 shares of Class A common stock directly held by The Taylor Grantor Retained Annuity Trust, of which Mr. Taylor is the trustee, (ii) 965 shares of Class A common stock transferred by Mr. Taylor to his son, over which Mr. Taylor has sole voting power, (iii) 86,898 shares of Class A common stock directly held by Mr. Taylor, (iv) 499,635 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024, and (v) 2,156 shares of restricted stock that vest on March 1, 2025.

(3)
Consists of (i) 128,289 shares of Class A common stock directly held by Mr. Lang, (ii) 1,284 shares of Class A common stock transferred by Mr. Lang to his children, over which Mr. Lang has sole voting power, (iii) 942 shares of Class A common stock directly held by the Lang Family 2022 Gift Trust U/A/D 09/15/2022, of which Mr. Lang’s spouse is trustee, (iv) 103,598 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024, and (v) 621 shares of restricted stock that vest on March 1, 2025.

(4)
Consists of (i) 6,062 shares of Class A common stock directly held by Mr. Langley, and (ii) 18,257 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024.

(5)
Consists of (i) 659 shares of Class A common stock directly held by Mr. Christopherson, (ii) 3,490 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024, and (iii) 395 shares of restricted stock that vest on March 1, 2025.

(6)
Brian K. Robbins served as Executive Vice President, Business Development Strategy, until his departure from the Company on March 1, 2024.

(7)
Consists of (i) 2,043 shares of Class A common stock held directly by Mr. Robbins, and (ii) 904 shares of Class A common stock that are currently exercisable.

(8)
Consists of (i) 356 shares of Class A common stock directly held by Mr. Denny, (ii) 749 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024, (iii) 209 shares of restricted stock that vest on November 2, 2024, and (vi) 327 shares of restricted stock that vest on March 1, 2025.

(9)
Consists of (i) 33,000 shares of Class A common stock directly held by Mr. Sayman, and (ii) 97,032 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 13, 2024.

(10)
Consists of (i) 4,061 shares of Class A common stock directly held by Mr. Axelrod, (ii) 191,080 shares of Class A common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, and (iii) 260,961 shares of Class A common stock directly held by AS SKIP LLC, of which Mr. Axelrod is the managing member.

(11)
Consists of (i) 222,287 shares of Class A common stock directly held by American West Investment Corporation, of which Mr. West is the president, and (ii) 364,281 shares of Class A common stock directly held by West Family Partners, LLLP, of which Mr. West is the general partner.

(12)
Consists of (i) 10,923 shares of Class A common stock directly held by Mr. Starrett, and (ii) 122,266 shares of Class A common stock directly held by the Starrett Family Trust, of which Mr. Starrett is the trustee.

(13)
Consists of 9,189 shares of Class A common stock directly held by Mr. Sullivan.

(14)
Consists of (i) 14,801 shares of Class A common stock directly held by Ms. Thornton, and (ii) 2,600 shares of Class A common stock directly held by The Thornton Family Revocable Trust, of which Ms. Thornton is a trustee.

(15)
Consists of 4,334 shares of Class A common stock directly held by Mr. Marshall.

(16)
Ms. Kersey joined the Board effective May 10, 2023.

(17)
Consists of 1,009 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 13, 2024 by Ms. Kersey.

(18)
Consists of 4,963 shares of Class A common stock directly held by Mr. Young.

(19)
Consists of 7,449 shares of Class A common stock directly held by Mr. Giles.

(20)
Consists of 4,256 shares of Class A common stock directly held by Mr. James.

(21)
The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The foregoing information is based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 22, 2024.

(22)
Consists of 16,150,124 shares or 15.1% of our Class A common stock beneficially owned by BlackRock, including 15,860,022 shares over which BlackRock has sole voting power and 16,150,124 shares over which BlackRock has sole dispositive power. The foregoing information is based on a Schedule 13G filed by BlackRock with the SEC on January 22, 2024.

(23)
The business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The foregoing information is based on a Schedule 13G filed by Capital World Investors with the SEC on February 9, 2024.

(24)
Consists of 11,908,550 shares, or 11.1%, of our Class A common stock beneficially owned by Capital Word Investors, over which Capital World Investors has sole voting and dispositive power. The foregoing information is based on a Schedule 13G filed by Capital World Investors with the SEC on February 9, 2024.

(25)
The business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 13, 2024.

(26)
Consists of 9,658,747 shares or 9.0% of our Class A common stock beneficially owned by Vanguard, including 48,908 shares over which Vanguard has shared voting power, 9,498,536 shares over which Vanguard has sole dispositive power and 160,211 shares over which Vanguard has shared dispositive power. The foregoing information is based on a Schedule 13G filed by Vanguard with the SEC on February 13, 2024.

(27)
The business address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The foregoing information is based on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 9, 2024.

(28)
Consists of 6,537,191 shares, or 6.1%, of our Class A common stock beneficially owned by Capital Research Global Investors, including 6,521,021 shares over which Capital Research Global Investors has sole voting power and 6,537,191 shares over which Capital Research Global Investors has sole dispositive power. The foregoing information is based on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 9, 2024.

(29)
The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The foregoing information is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) with the SEC on January 10, 2024.

(30)
Consists of 6,293,331 shares or 5.9% of our Class A common stock beneficially owned by T. Rowe, including 1,836,148 shares over which T. Rowe has sole voting power and 6,293,331 shares over which T. Rowe has sole dispositive power. The foregoing information is based on a Schedule 13G filed by T. Rowe with the SEC on January 10, 2024.

Householding Of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Equiniti Trust Company, LLC, 55 Challenger Rd, Ridgefield Park, NJ 07660, telephone number 800-937-5449. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2023 and as of the date of this Proxy Statement were complied with by each person who at any time during the 2023 fiscal year was a director or an executive officer or held more than 10% of our common stock, with the exception of (i) one report on Form 4 filed by Brian Robbins related to an inadvertent failure to report the exercise of 19,504 options on February 28, 2023 on the timely-filed Form 4 reporting the sale of shares acquired in connection with such exercise and (ii) one report on Form 4 filed by Bryan Langley related to an inadvertent failure to report the exercise of 5,685 options on February 27, 2024 on the timely-filed Form 4 reporting the sale of shares acquired in connection with such exercise.
OTHER BUSINESS
We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
2025 ANNUAL MEETING
Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) must be received by us no later than November 19, 2024 to be presented at the 2025 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: David V. Christopherson, Secretary.
In addition, pursuant to Section 1.10 of the Bylaws, (a) director nominations from our stockholders and (b) any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2025 Annual Meeting. To be timely, such director nominations or stockholder proposals must be received by our Secretary at our principal executive offices at 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339 between the opening of business on January 8, 2025 and the close of business on February 7, 2025. Such director nominations or stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2025

Annual Meeting is more than 30 days before or more than 60 days after May 8, 2025, to be timely, such director nominations or stockholder proposals must be received no earlier than the 120th day prior to the date of the 2025 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2025 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2025 Annual Meeting is first made.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2025.

ANNUAL MEETING OF STOCKHOLDERS OFFLOOR & DECOR HOLDINGS, INC.May 8, 2024INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.Transmit your voting instructions online until 11:59 PM Eastern Time on May 7, 2024.MAIL - Sign, date and mail your proxy card in the postage-paid envelope provided or return it to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 55 Challenger Rd Ridgefield Park, NJ 07660 as soon as possible to be received by no later than 11:59 PM Eastern Time on May 7, 2024.VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit http://web.lumiagm.com/271307858 (password: floor2024) and be sure to have your control number available.GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.050824THE BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND FOR "1 YEAR" ON PROPOSAL 4.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xThe Board of Directors recommends you vote FOR the following: In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on such other business as may properly come before the meeting and any adjournment thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, “FOR” Proposals 2 and 3, FOR "1 YEAR" for Proposal 4 and in the discretion of the proxies with respect to such other business as may properly come before the meeting. No proposition listed herein is related to or conditioned on the approval of other matters. 1.Election of Directors Nominees1a. Norman Axelrod 1b. William Giles 1c. Dwight James 1d. Melissa Kersey 1e. Ryan Marshall 1f. Peter Starrett1g. Richard Sullivan 1h. Thomas Taylor 1i. Felicia Thorton1j. George Vincent West1k. Charles YoungThe Board of Directors recommends you vote FOR proposals 2 and 3.2.Ratify the appointment of Ernst & Young LLP as independent auditors for Floor & Decor Holdings, Inc.'s (the "Company") 2024 fiscal year.3.To approve, by non-binding vote, the compensation paid to the Company's named executive officers. FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends you vote "1 YEAR."4.To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. 1 YEAR 2 YEARS 3 YEARS ABSTAIN Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FLOOR & DECOR HOLDINGS, INC.Proxy for Annual Meeting of Stockholders on May 8, 2024 Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Trevor S. Lang and David V. Christopherson, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Floor & Decor Holdings, Inc. (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company (the "Meeting") to be held May 8, 2024 or any adjournments thereof, with all powers which the undersigned would possess if present at the Meeting.THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR "1 YEAR" FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. NO PROPOSITION LISTED HEREIN IS RELATED TO OR CONDITIONED ON THE APPROVAL OF OTHER MATTERS. 1.1 (Continued and to be signed on the reverse side) 14475